Exhibit 2.1

AGREEMENT TO MERGE

AND PLAN OF REORGANIZATION

dated as of June 28, 2006

by and among

Community Bancorp

and

Valley Bancorp

AGREEMENT TO MERGE

AND PLAN OF REORGANIZATION

THIS AGREEMENT TO MERGE AND PLAN OF REORGANIZATION (“Agreement”) is entered into as of June 28, 2006, among Community Bancorp, a corporation and registered bank holding company organized under the laws of Nevada (“Company”) located in Las Vegas, Nevada, and Valley Bancorp, a corporation and registered bank holding company organized under the laws of Nevada (“Seller”), located in Las Vegas, Nevada.

RECITALS:

A. Company and Seller believe that it would be in their respective best interests and in the best interests of their respective stockholders for Seller to merge with and into Company (the “Merger”), all in accordance with the terms set forth in this Agreement and applicable law.

B. The respective Boards of Directors of Company and Seller have adopted by at least majority vote resolutions approving and authorizing the Merger, this Agreement and the transactions contemplated herein.

C. Company and Seller desire to make certain representations, warranties, covenants and agreements in connection with the transactions contemplated by this Agreement.

D. It is the intention of the parties to this Agreement that the business combination contemplated hereby be treated as a “reorganization” under Section 368 of the Internal Revenue Code of 1986, as amended (the “Code”).

AGREEMENT

IN CONSIDERATION of the premises and mutual covenants hereinafter contained, Company and Seller agree as follows:

ARTICLE 1

DEFINITIONS AND DETERMINATIONS

1.1 Definitions. Capitalized terms used in this Agreement shall have the meanings set forth below:

“Affiliate” means a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the person specified.

“Average Closing Price” means the average of the daily closing price of a share of Company’s Stock reported over the Nasdaq National Market (“Nasdaq”) during the twenty (20) consecutive trading days ending at the end of the third trading day immediately preceding the anticipated Effective Day (the “Company Measuring Period”), whether or not trades occurred on those days.

“Award” means a right of any kind, contingent or accrued, to acquire or receive shares of Seller Stock or benefits measured by the value of Seller Stock, and each award of any kind consisting of shares of Seller Stock that may be held, awarded, outstanding, payable or reserved for issuance under a Seller Benefit Arrangement or Seller Stock Option Plan, other than Seller Stock Options.

“Bank Merger” shall have the meaning set forth in Section 2.1(b).

“Benefit Arrangement” means any plan or arrangement maintained or contributed to by a Party, including an “employee benefit plan” within the meaning of ERISA, (but exclusive of base salary and base wages) which provides for any form of current or deferred compensation, bonus, stock option, profit sharing, benefit, retirement, incentive, group health or insurance, welfare or similar plan or arrangement for the benefit of any employee, officer or director or class of employee, officer or director, whether active or retired, of a Party.

“BHC Act” means the Bank Holding Company Act of 1956, as amended.

“Business Day” means any day other than a Saturday, Sunday or day on which commercial banks in Nevada are authorized or required to be closed.

“Cash Election” shall have the meaning given such term in Section 2.7(a).

“Cash Proration Factor” shall have the meaning given such term in Section 2.7(d).

“Certificates” shall have the meaning given such term in Section 2.5(b).

“Change in Control Agreements” has the meaning set forth in the definition of the Change in Control Amounts.

“Change in Control Amounts” means the aggregate amount of each Change in Control Payment as defined in and due under (i) the Employment Agreement, dated March 22, 2000, as amended, among Seller Bank, Seller and Barry L. Hulin, (ii) the Change in Control Severance Agreement, dated March 22, 2000, as amended, among Seller Bank, Seller and Steve Gilbert, and (iii) the Change in Control Severance Agreement, dated March 22, 2000, as amended, among Seller Bank, Seller and Dick Holtzclaw (collectively, the “Change in Control Agreements”).

“Change in Recommendation” shall have the meaning given such term in Section 7.1(a).

“Charter Documents” means, with respect to any business organization, any certificate of incorporation, or articles of incorporation and any bylaws, each as amended to date, that regulate the basic organization of the business organization and its internal relations.

“Closing” means the consummation of the Merger on the Effective Day at the main office of Company or at such other place as may be agreed upon by the Parties.

“Code” shall have the meaning given such term in the Recitals.

“Combination Cash Election” shall have the meaning given such term in Section 2.7(a).

“Combination Stock Election” shall have the meaning given such term in Section 2.7(a).

“Company” shall have the meaning given such term in the introductory clause.

“Company Bank” means Community Bank of Nevada.

“Company Benefit Arrangement” means the Benefit Arrangements maintained or otherwise contributed to by Company or Company Bank.

“Company Initial Price” means $31.40.

“Company Measuring Period” has the meaning set forth in the definition of Average Closing Price.

“Company Property” shall have the meaning given such term in Section 3.24.

“Company Stockholders’ Meeting” shall have the meaning given such term in Section 7.1(b).

“Company Stock” means the common stock, $0.001 par value, of Company.

“Company Stock Option” means any option issued pursuant to the Company Stock Option Plans.

“Company Stock Option Plans” means the Company’s 1995 Stock Option and Awards Plan and 2005 Equity Based Compensation Plan, as amended.

“Competing Transaction” shall have the meaning given such term in Section 6.12.

“Confidential Information” means all information exchanged heretofore or hereafter between Seller and Seller Bank and their affiliates and agents, on the one hand, and Company and Company Bank and their affiliates and agents, on the other hand, which is information related to the business, financial position or operations of the Person responsible for furnishing the information or an Affiliate of such Person (such information to include, by way of example only and not of limitation, client lists, company manuals, internal memoranda, strategic plans, budgets, forecasts/ projections, computer models, marketing plans, files relating to loans originated by such Person, loans and loan participations purchased by such Person from others, investments, deposits, leases, contracts, employment records, minutes of board of directors meetings (and committees thereof) and stockholder meetings, legal proceedings, reports of examination by any Governmental Entity, and such other records or documents such Person may supply to the other Party pursuant to the terms of this Agreement or as contemplated hereby). Notwithstanding the foregoing, “Confidential Information” shall not include any information that (i) at the time of disclosure or thereafter is generally available to and known by the public (other than as a result of a disclosure directly or indirectly by the recipients or any of their officers, directors, employees or other representatives or agents), (ii) was available to the recipients on a nonconfidential basis from a source other than Persons responsible for furnishing the information, provided that such source is not and was not bound by a confidentiality agreement with respect to the information, or (iii) has been independently acquired or developed by the recipients without violating any obligations under this Agreement.

“Consents” means every required consent, approval, absence of disapproval, waiver or authorization from, or notice to, or registration or filing with, any Person.

“Decline Adjustment” shall have the meaning given such term in Section 10.1(g).

“DFI” means the Nevada Division of Financial Institutions.

“Directors’ Agreement” shall mean an agreement substantially in the form attached as Exhibit C.

“Disclosure Letter” means a disclosure letter from the Party making the disclosure and delivered to the other Party.

“DPC Property” means voting securities, other personal property and real property acquired by foreclosure or otherwise, in the ordinary course of collecting a debt previously contracted for in good faith, retained with the object of sale for any applicable statutory holding period, and recorded in the holder’s business records as such.

“Effective Day” means the day on which the Effective Time occurs.

“Effective Time” shall have the meaning given such term in Section 2.2.

“Election” shall have the meaning given such term in Section 2.7(a).

“Election Deadline” shall have the meaning given such term in Section 2.7(b).

“Election Form” shall have the meaning given such term in Section 2.7(a).

“Election Form Record Date” shall have the meaning given such term in Section 2.7(a).

“Encumbrances” means any option, pledge, security interest, lien, charge, encumbrance, mortgage, assessment, claim or restriction (whether on voting, disposition or otherwise), whether imposed by agreement, understanding, Rule or otherwise.

“Environmental Laws” shall have the meaning given such term in Section 4.23.

“Equity Securities” means capital stock or any options, rights, warrants or other rights to subscribe for or purchase capital stock, or any plans, contracts or commitments that are exercisable in such capital stock or that provide for the issuance of, or grant the right to acquire, or are convertible into, or exchangeable for, such capital stock.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and all regulations thereunder.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Agent” means Computershare Trust Company, Inc., or such other financial institution appointed by Company to reflect the exchange contemplated by Section 2.5 hereof.

“Exchange Fund” shall have the meaning given such term in Section 2.5.

“Exchange Ratio” means the number of shares of Company Stock which a seller making a Stock Election or Combination Stock Election shall receive for each share of Seller Stock determined by dividing the Per Share Cash Consideration by the Average Closing Price.

“Executive Officer” means with respect to any company a natural Person who participates or has the authority to participate (other than solely in the capacity of a director) in major policy making functions of the company, whether or not such Person has a title or is serving with salary or compensation and, in the case of Seller, shall mean Seller’s Chief Executive Officer and Chief Financial Officer.

“FDIC” means the Federal Deposit Insurance Corporation.

“Final Index” shall have the meaning given such term in Section 10.1(g).

“Financial Statements of Company” means the audited consolidated financial statements (balance sheets, statements of income, statements of cash flow and statements of changes in financial position) and notes thereto of Company and the related opinions thereon for the years ended December 31, 2003, 2004 and 2005 and the unaudited consolidated statements of financial condition and statements of operations and cash flow of Company for the three months ended March 31, 2006.

“Financial Statements of Seller” means the audited consolidated financial statements (balance sheets, statements of income, statements of cash flow and statements of changes in financial position) and notes thereto of Seller and the related opinions thereon for the years ended December 31, 2003, 2004 and 2005 and the unaudited consolidated statements of financial condition and statements of operations and cash flow of Seller for the three months ended March 31, 2006.

“FRB” shall mean the Board of Governors of the Federal Reserve System.

“GAAP” means generally accepted accounting principles accepted in the United States of America.

“Governmental Entity” means any court or tribunal in any jurisdiction or any United States federal, state, district, domestic, or other administrative agency, department, commission, board, bureau or other governmental authority or instrumentality.

“Hazardous Materials” shall have the meaning given such term in Section 4.23.

“Immediate Family” shall mean a Person’s spouse, parents, in-laws, children and siblings.

“Indemnification Agreements” means the Indemnification Agreements dated June 16, 2004, between Seller and its directors.

“Index” shall have the meaning given such term in Section 10.1(g).

“Initial Index” means 3,153.09.

“IRS” shall mean the Internal Revenue Service.

“Investment Securities” means any equity security or debt security as defined in Statement of Financial Accounting Standard No. 115.

“Mailing Date” shall have the meaning given such term in Section 2.7(a).

“Material Adverse Effect” means, with respect to any Party, any change, circumstance or effect, individually or in the aggregate, that is materially adverse (i) to the business, operations, assets, liabilities, personnel, prospects or condition (financial or otherwise), of such Party and its Subsidiaries taken as a whole, other than any change, circumstance or effect relating to (A) the U.S. economy or U.S. securities markets affecting banks generally, except to the extent such change disproportionately affects such Party, (B) changes, after the date hereof, in generally accepted accounting principles or regulatory accounting requirements applicable to banks generally, except to the extent such change disproportionately affects such Party, (C) changes, after the date hereof, in laws of general applicability or interpretations thereof by courts or governmental authorities, (D) actions or omissions by Seller taken with the prior written permission of Company or upon the recommendation of Company or required under this Agreement, (E) the announcement or existence of this Agreement (including the loss of employees as a result thereof or expenses related to the required accounting treatment of stock options), or (F) any failure, in and of itself, by a Party to meet internal or other estimates, predictions, projections or forecasts of revenue, net income or any other measure of financial performance (it being understood that, with respect to this clause (F), the facts or circumstances giving rise or contributing to failure to meet estimates or projections may be deemed to constitute, or be taken into account in determining whether there has been, a Material Adverse Effect, except to the extent such facts or circumstances are themselves excepted from the definition of Material Adverse Effect pursuant to any other clause of this definition); or (ii) to the ability of such Party to timely consummate the transactions contemplated by this Agreement.

“Merger” shall have the meaning set forth in Section 2.1(a).

“Minimum Adjustment Price” shall have the meaning given such term in Section 10.1(g).

“NRS” means the Nevada Revised Statutes.

“Operating Loss” shall have the meaning given such term in Section 4.22.

“Party” means Company or Seller.

“Per Share Cash Consideration” is $46.00 if the Average Closing Price is between $28.26 and $34.54. If the Average Closing Price is less than $28.26, the Per Share Cash Consideration will be calculated by multiplying 1.2208 times the Average Closing Price and adding $11.50. If the Average Closing Price is greater than $34.54, the Per Share Cash Consideration will be calculated by multiplying 0.9988 times the Average Closing Price and adding $11.50.

“Permit” means any United States federal, foreign, state, local or other license, permit, franchise, and certificate of authority, order of approval necessary or appropriate under applicable Rules.

“Person” means any natural person, corporation, trust, association, unincorporated body, partnership, joint venture, Governmental Entity, statutorily or regulatory sanctioned unit or any other person or organization.

“Plan of Bank Merger” means the Plan of Bank Merger substantially in the form attached as Exhibit A.

“Plan of Merger” means the Plan of Merger substantially in the form attached as Exhibit B.

“Professional Fees” shall have the meaning given such term in Section 8.2(l).

“Proportionate Relative to the Index” shall have the meaning given such term in Section 10.1(g).

“Proxy Statement” means the joint proxy statement/prospectus that is included as part of the S-4 and used to solicit proxies for the Seller Stockholders’ Meeting, to solicit proxies for the Company Stockholders’ Meeting and to offer and sell the shares of Company Stock to be issued in connection with the Merger.

“Related Group of Persons” means Affiliates, members of an Immediate Family or Persons the obligation of whom would be attributed to another Person pursuant to the regulations promulgated by the SEC.

“Required Stock Amount” shall have the meaning given such term in Section 2.7(c).

“Rights” means, with respect to any Person, the stock options, stock appreciation rights, warrants, and any other securities or obligations convertible into or exercisable or exchangeable for, or giving any Person any right to subscribe for or acquire, or any options, calls or commitments relating to, or other instrument the value of which is determined in whole or in part by reference to the market price or value of, any shares of capital stock or any other property or assets of such Person.

“Rule” means any statute or law or any judgment, decree, injunction, order, regulation or rule of any Governmental Entity.

“S-4” means the registration statement on Form S-4, and such amendments thereto, that is filed with the SEC to register the shares of Company Stock to be issued in the Merger under the Securities Act and includes the Proxy Statement that will be used to solicit proxies for the Seller and Company Stockholders’ Meetings.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the Securities and Exchange Commission.

“SEC Reports” mean all reports filed by a Party hereto pursuant to the Exchange Act with the SEC.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller” shall have the meaning given such term in the introductory clause.

“Seller Bank” means Valley Bank.

“Seller Benefit Arrangement” shall have the meaning given such term in Section 4.18.

“Seller Property” shall have the meaning given such term in Section 4.23.

“Seller Scheduled Contracts” shall have the meaning given such term in Section 4.25.

“Seller Stockholders’ Meeting” shall have the meaning given such term in Section 7.1(a).

“Seller Stock” means the common stock, no par value of Seller.

“Seller Stock Option Plan” means Seller’s 1999 Employee Stock Option Plan, as amended and/or Seller’s 1999 Nonqualified Stock Option Plan, as amended.

“Seller Stock Options” means the stock options issued pursuant to Seller Stock Option Plan and as listed on Seller’s Disclosure Letter pursuant to Section 4.2.

“Significant Decline” shall have the meaning given such term in Section 10.1(g).

“Stock Designated Shares” shall have the meaning given such term in Section 2.7(d).

“Stock Election” shall have the meaning given such term in Section 2.7(a).

“Stock Proration Factor” shall have the meaning given such term in Section 2.7(d).

“Subsidiary” means, as to any Person, a corporation, limited liability company, partnership or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, limited liability company, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person.

“Surviving Bank” means the Company Bank as the Nevada banking corporation surviving the Bank Merger of Seller Bank with and into Company Bank.

“Surviving Company” means the Company as the Nevada corporation surviving the Merger of Seller with and into Company.

“Tank” shall have the meaning given such term in Section 4.23.

“Termination Notice” shall have the meaning given such term in Section 10.1(g).

“Third Party Consent” shall have the meaning given such term in subsection (b) of Section 5.6.

“To the knowledge” shall have the meaning given such term in Section 11.13.

“Total Consideration” shall have the meaning given such term in Section 2.7(c).

“Undesignated Shares” shall have the meaning given such term in Section 2.7(a).

“Voting Agreement” shall mean an agreement substantially in the form attached as Exhibit D.

ARTICLE 2

CONSUMMATION OF THE MERGER

2.1 The Merger; Plan of Reorganization.

(a) Subject to the terms and conditions of this Agreement, at the Effective Time, Seller will be merged with and into Company (the “Merger”) and the separate corporate existence of Seller shall cease. Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the “Surviving Company”), and shall continue to exist as a Nevada corporation with all its rights, privileges, immunities, powers and franchises continuing unaffected by the Merger. All assets, rights, franchises, titles and interests of Seller in and to every type of property (real, personal and mixed, including all the right, title and interest to Seller’s names, trade names, service marks and the like) and choses in action shall be transferred to and vested in Surviving Company by virtue of the Merger without any deed or other transfer, and Company, without order or action on the part of any court or otherwise, shall hold and enjoy all rights of property, franchises and interests in the same manner and to the same extent that such rights, franchises and interests were held by Seller at the Effective Time. At the Effective Time, the Surviving Company shall be liable for all liabilities of Seller, and all debts, liabilities, obligations and contracts of Seller, whether matured or unmatured, accrued, absolute, contingent or otherwise, and whether or not reflected or reserved against on balance sheets, books of accounts or records of Seller shall be those of Surviving Company; and all rights of creditors or other obligees and all liens on property of Seller shall be preserved unimpaired.

(b) Immediately after the Merger, the Seller Bank will be merged (the “Bank Merger”) with and into Company Bank (the “Surviving Bank”) in accordance with the procedures specified in Section 666.015, et seq., of the NRS and pursuant to the provisions of the Plan of Bank Merger. The Surviving Bank will continue operations as a Nevada banking corporation retaining the use of Company Bank’s name. The main office of the Surviving Bank will be 400 South 4th Street, Suite 215, Las Vegas, Nevada and it will maintain offices at the legally established offices of Company Bank and Seller Bank prior to the Bank Merger.

(c) The Charter Documents of Company as in effect immediately prior to the Effective Time shall continue in effect after the Merger until thereafter amended in accordance with applicable law, the members of the board of directors and the Executive Officers of Company immediately prior to the Merger shall continue in their respective positions after the Merger and be the board of directors and Executive Officers of Company and the operations of Company shall continue in effect after the Merger; provided, however, that Company shall have taken prior to the Effective Time all necessary steps so that at the Effective Time (i) the number of directors of Company shall be increased by one and (ii) Dan H. Stewart shall be added to Company’s board of directors and shall serve until the earlier of his resignation or until his successor is duly elected and qualified.

(d) Company may, at any time prior to the Effective Time (including, to the extent permitted by applicable law, after the Seller’s stockholders have adopted this Agreement), change the method of effecting the Merger and/or the Bank Merger (including, without limitation, the provisions of this Article 2 and including, without limitation, by electing not to merge the Seller into Company, but rather merge a Subsidiary of Company into the Seller, and not to merge the Seller Bank into a Subsidiary of Company, if and to the extent it deems such change to be necessary, appropriate or desirable); provided, however, that no such change shall (i) alter or change the amount or kind of the consideration to be paid to holders of Seller Stock, (ii) adversely affect the tax treatment of the Seller’s stockholders as a result of receiving the consideration, (iii) materially impede, delay or prevent consummation of the transactions contemplated by this Agreement or (iv) otherwise be materially prejudicial to the interests of the stockholders of the Seller.

2.2 Effective Time. The Closing shall take place as soon as practicable following (i) the satisfaction or waiver of the conditions set forth in Sections 8.1, 8.2 and 8.3, (ii) receipt of approval of all required Governmental Entities for the Merger and the Bank Merger, and (iii) the expiration of all required waiting periods, or such other time and date as to which the Parties may agree. The Merger shall be effective upon the filing of articles of merger, including the Plan of Merger, with the Nevada Secretary of State. Such time is referred to herein as the “Effective Time.”

2.3 Conversion of Shares. At the Effective Time and pursuant to the Plan of Merger:

(a) Subject to the exceptions and limitations in Section 2.4, each outstanding share of Seller Stock shall, by virtue of the Merger, be converted into the right to receive, at the election of the holder thereof as provided in Section 2.7, either:

(1) shares of Company Stock in accordance with the Exchange Ratio; or

(2) cash in the amount of the Per Share Cash Consideration.

(b) Subject to the provisions of NRS section 92A.300, et seq., each outstanding share of Company Stock shall remain outstanding and shall not be converted or otherwise affected by the Merger.

(c) If, following the date of this Agreement and prior to the Effective Time, the outstanding shares of Company Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization, then an appropriate and proportionate adjustment shall be made to the Exchange Ratio.

2.4 Certain Exceptions and Limitations. (A) Any shares of Seller Stock held by Company or any Subsidiary of Company (other than shares held in a fiduciary capacity or as DPC Property) will be canceled at the Effective Time; and (B) no fractional shares of Company Stock shall be issued in the Merger and, in lieu thereof, each holder of Seller Stock who would otherwise be entitled to receive a fractional share shall receive an amount in cash equal to the product (calculated to the nearest hundredth) obtained by multiplying such fractional share interest by the Per Share Cash Consideration.

2.5 Exchange Procedures.

(a) As of the Effective Time, Company shall have deposited with the Exchange Agent for the benefit of the holders of shares of Seller Stock, for exchange in accordance with this Section 2.5 through the Exchange Agent, certificates representing the shares of Company Stock issuable pursuant to Sections 2.3 and 2.8 and funds in an amount equal to (i) the product of the reciprocal of the Required Stock Amount (1 – Required Stock Amount) multiplied by the number of shares of Seller Stock outstanding immediately prior to the Effective Time multiplied by the Per Share Cash Consideration and (ii) the amount required under Section 2.8 and (iii) fractional shares of Company Stock which would otherwise be payable in connection with Section 2.3 hereof, but for the operation of Section 2.4 of this Agreement (collectively, the “Exchange Fund”).

(b) Company shall direct the Exchange Agent to mail on the Mailing Date (as hereinafter defined) to each holder of record of a certificate or certificates of Seller Stock (the “Certificates”): (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent), (ii) an Election Form (as hereinafter defined), and (iii) instructions for use in effecting the surrender of the Certificates. Upon surrendering of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Company, together with such letters of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor the consideration provided herein (subject to the provisions of Section 2.7), and the Certificate so surrendered shall forthwith be canceled. In the event a Certificate is surrendered representing Seller Stock, the transfer of ownership which is not registered in the transfer records of Seller, the consideration provided herein will be paid if the Certificate representing such Seller Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.5 and except as provided in subsection (g) hereof, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the consideration provided herein. Notwithstanding anything to the contrary set forth herein, if any holder of shares of Seller Stock should be unable to surrender the Certificates for such shares, because they have been lost or destroyed, such holder may deliver in lieu thereof, in the discretion of Company, such bond in form and substance and with surety reasonably satisfactory to Company and thereafter shall be entitled to receive the consideration provided herein. No interest shall be paid on the Per Share Cash Consideration.

(c) No dividends or other distributions declared or made after the Effective Time with respect to Company Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate who is to receive Company Stock pursuant to the provisions hereof until the holder of record of such Certificate shall surrender such Certificate. Subject to the effect of applicable laws, following surrender of any such Certificate by a holder receiving Company Stock pursuant to the provisions hereof, there shall be paid to the record holder of the certificates representing whole shares of Company Stock issued in exchange therefore, without interest, (i) at the time of such surrender, the amount of any cash payable in lieu of a fractional share of Company Stock to which such holder is entitled pursuant to Section 2.4 and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Company Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of Company Stock.

(d) As of the Effective Time, there shall be no further registration of transfers on the stock transfer books of Seller or Company of the shares of Seller Stock, which were outstanding immediately prior to the Effective Time.

(e) Any portion of the Exchange Fund which remains undistributed to the stockholders of Seller following the passage of six months after the Effective Time shall be delivered to Company, upon demand, and any stockholders of Seller who have not theretofore complied with this Section 2.5 shall thereafter look only to Company for payment of their claim for the consideration provided herein.

(f) Neither Company nor Seller shall be liable to any holder of shares of Seller Stock for such shares (or dividends or distributions with respect thereto) or cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

(g) The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to the shares of Company Stock held by it from time to time hereunder, except that it shall receive and hold all dividends or other distributions paid or distributed with respect to such shares of Company Stock for the account of the Persons entitled thereto. Former stockholders of record of Seller who are to receive shares of Company Stock pursuant to the provisions hereof shall be entitled to vote after the Effective Time at any meeting of Company stockholders the number of whole shares of Company Stock into which their respective shares of Seller Stock are converted, regardless of whether such holders have exchanged their Certificates for certificates representing Company Stock in accordance with the provisions of this Agreement.

2.6 Directors’ and Voting Agreements. Concurrently with the execution of this Agreement, Seller shall cause each of its directors (except for Al Garraway, Mike Flaa, Gary Vause and Dick Rottman) to enter into a Directors’ Agreement in the form attached hereto as Exhibit C, and each of its directors and Executive Officers (except for Gary Vause and Dick Rottman) to enter into a Voting Agreement in the form attached hereto as Exhibit D.

2.7 Election and Proration Procedures.

(a) An election form and other appropriate and customary transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates theretofore representing Seller Stock shall pass only upon delivery of such Certificates to the Exchange Agent) in such form as Company and Seller shall mutually agree (“Election Form”) shall be mailed no less than 35 days prior to the anticipated Effective Time or on such other date as Seller and Company shall mutually agree (“Mailing Date”) to each holder of record of Seller Stock as of five (5) Business Days prior to the Mailing Date (“Election Form Record Date”). Company shall make available one or more Election Forms as may be reasonably requested by all persons who become holders (or beneficial owners) of Seller Stock after the Election Form Record Date and prior to the Election Deadline (as defined below), and Seller shall provide to the Exchange Agent all information reasonably necessary for it to perform its obligations as specified herein. Each Election Form shall permit the holder (or the beneficial owner through appropriate and customary documentation and instructions) to elect (an “Election”) to receive either (i) Company Stock (a “Stock Election”) with respect to all of such holder’s Seller Stock, (ii) cash (a “Cash Election”) with respect to all of such holder’s Seller Stock, or (iii) a specified number of shares of Seller Stock to receive Company Stock (a “Combination Stock Election”) and a specified number of shares of Seller Stock to receive cash (a “Combination Cash Election”), subject to the provisions contained in this Agreement. Any Seller Stock with respect to which the holder (or the beneficial owner, as the case may be) shall not have submitted to the Exchange Agent, an effective, properly completed Election Form received prior to the Election Deadline shall be deemed to be “Undesignated Shares” hereunder.

(b) Any Election shall have been properly made and effective only if the Exchange Agent shall have actually received a properly completed Election Form by 5:00 P.M. Nevada time on or before the 30th day following the Mailing Date, or such later time and date as Company and Seller may mutually agree prior to the Effective Time (the “Election Deadline”). An Election Form shall be deemed properly completed only if an Election is indicated for each share of Seller Stock covered by such Election Form and if accompanied by one or more certificates (or customary affidavits and indemnification regarding the loss or destruction of such certificates or the guaranteed delivery of such certificates) representing all shares of Seller Stock covered by such Election Form, together with duly executed transmittal materials included in or required by the

Election Form. Any Election Form may be revoked or changed by the person submitting such Election Form at or prior to the Election Deadline. In the event an Election Form is revoked prior to the Election Deadline, the shares of Seller Stock represented by such Election Form shall automatically become Undesignated Shares unless and until a new Election is properly completed and made with respect to such shares on or before the Election Deadline, and Company shall cause the certificates representing such shares of Seller Stock to be promptly returned without charge to the person submitting the revoked Election Form upon written request to that effect from the holder who submitted such Election Form. Subject to the terms of this Agreement and of the Election Form, the Exchange Agent shall have reasonable discretion to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in the Election Forms, and any decisions of Company required by the Exchange Agent and made in good faith in determining such matters shall be binding and conclusive. Neither Company nor the Exchange Agent shall be under any obligation to notify any person of any defect in an Election Form.

(c) For purposes of this Section 2.7, the following definitions shall apply:

(i) “Total Consideration” shall mean the sum of (A) the product of (1) the Average Closing Price and (2) the number of shares of Company Stock actually issued to holders of Seller Stock in the Merger pursuant to Stock Elections, Combination Stock Elections or as a Stock Proration Factor (as hereinafter defined), and (B) the amount of cash actually issued to holders of Seller Stock in the Merger pursuant to Cash Elections, Combination Cash Elections or as the Cash Proration Factor (as hereinafter defined).

(ii) “Required Stock Amount” shall mean, if Average Closing Price is between $28.26 and $34.54, the lowest whole number of shares of Company Stock, which, if multiplied by the Average Closing Price, results in a dollar amount equal to seventy-five percent (75%) of the Total Consideration. If the Average Closing Price is less than $28.26 or greater than $34.54, the Required Stock Amount will be the lowest whole number of shares of Company Stock determined by subtracting $32,520,632 from the Total Consideration and dividing the result by the Average Closing Price.

(d) Company shall use its best efforts to cause the Exchange Agent to effect the allocation among the holders of Seller Stock of rights to receive Company Stock or cash in the Merger as follows:

(i) If the conversion of shares of Seller Stock for which Cash Elections and Combination Cash Elections shall have effectively been made would result in a number of shares of Company Stock being issued that is greater than the Required Stock Amount (which shall be determined for this purpose on the assumption that all shares of Seller Stock [other than those for which Cash Elections or Combination Cash Elections have been made] would be entitled to receive Company Stock,) then, to the extent necessary so that the number of shares of Company Stock to be issued in the Merger shall be equal to the Required Stock Amount, the Exchange Agent shall make the following allocations and adjustments in the following order:

(1) shares of Seller Stock for which effective Cash Elections or Combination Cash Elections have been made shall be converted into the right to receive cash in an amount equal to the Per Share Cash Consideration;

(2) the Exchange Agent shall allocate on a pro rata basis to holders of Undesignated Shares so much of the Per Share Cash Consideration as shall be necessary so that the shares of Company Stock to be received by other holders of Undesignated Shares, when combined with the number of shares of Company Stock for which Stock Elections or Combination Stock Elections have been made shall be equal to the Required Stock Amount. If all Undesignated Shares are converted into the right to receive the Per Share Cash Consideration and the shares for which Stock Election and Combination Stock Elections are still greater than the Required Stock Amount, then;

(3) a stock proration factor (the “Stock Proration Factor”) shall be determined by dividing (x) the Required Stock Amount by (y) the product of the total number of shares of Seller Stock with respect to which effective Stock Elections and Combination Stock Elections were made multiplied by (z) the Exchange Ratio. Each holder of Seller Stock who made an effective Stock Election or Combination Stock Election shall be entitled to:

(a) the number of shares of Company Stock equal to the product of (x) the Exchange Ratio, multiplied by (y) the number of shares of Seller Stock covered by such Stock Election or Combination Stock Election, multiplied by (z) the Stock Proration Factor; and

(b) cash in an amount equal to the product of (x) the Per Share Cash Consideration, multiplied by (y) the number of shares Seller Stock covered by such Stock Election or Combination Stock Election, multiplied by (z) one minus the Stock Proration Factor.

(ii) If the conversion of the shares of Seller Stock for which Stock Elections and Combination Stock Elections shall have effectively been made (based upon the Exchange Ratio) would result in a number of shares of Company Stock being issued that is less than the Required Stock Amount (which shall be determined for this purpose on the assumption that all shares of Seller Stock [other than those for which Stock Elections or Combination Stock Elections have been made] would be entitled to receive the Per Share Cash Consideration), then, to the extent necessary so that the number of shares of Company Stock to be issued in the Merger shall be equal to the Required Stock Amount, the Exchange Agent shall make the following allocations and adjustments in the following order:

(1) each holder of Seller Stock who made an effective Stock Election or Combination Stock Election shall receive the number of shares of Company Stock equal to the product of the Exchange Ratio multiplied by the number of shares of Seller Stock covered by such Stock Election or Combination Stock Election;

(2) the Exchange Agent shall allocate on a pro rata basis to holders of Undesignated Shares so much of the Company Stock as shall be necessary so that the shares of Company Stock to be received by those holders, when combined with the number of shares of Company Stock for which a Stock Election or Combination Stock Election has been made shall be equal to at least the Required Stock Amount. If all Undesignated Shares plus all shares as to which Stock Elections and Combination Stock Elections have been made together are still less than the Required Stock Amount, then;

(3) a cash proration factor (the “Cash Proration Factor”) shall be determined by dividing (x) the Required Stock Amount (less the shares for which an effective Stock Election and Combination Stock Election has been made, plus all the Undesignated Shares) by (y) the product of (i) the sum of the total number of shares of Seller Stock with respect to which effective Cash Elections and Combination Cash Elections were made multiplied by (ii) the Exchange Ratio. Each holder of Seller Stock who made an effective Cash Election or Combination Cash Election shall be entitled to:

(a)	cash equal to the product of (x) the Per Share Cash Consideration, multiplied by (y) the number of shares of Seller Stock covered by such Cash Election or Combination Cash Election, multiplied by (z) one minus the Cash Proration Factor; and

(b)	the number of shares of Company Stock equal to the product of (x) the Exchange Ratio, multiplied by (y) the number of shares of Seller Stock covered by such Cash Election or Combination Cash Election, multiplied by (z) the Cash Proration Factor.

(iii) If the aggregate number of shares of Seller Stock for which Stock Elections and Combination Stock Elections shall have effectively been made would result in a number of shares of Company Stock being issued that is equal to the Required Stock Amount,

(1) the shares of Seller Stock for which effective Stock Elections and Combination Stock Elections have been made shall be converted into the right to receive Company Stock equal to the product of the Exchange Ratio multiplied by the number of shares of Seller Stock covered by such Stock Elections and Combination of Stock Elections;

(2) the shares of Seller Stock for which effective Cash Elections and Combination Cash Elections have been made shall be converted into the right to receive the Per Share Cash Consideration; and

(3) the Undesignated Shares shall be converted into the right to receive the Per Share Cash Consideration.

(iv) Notwithstanding any other provision of this Agreement, if, after applying the allocation rules set forth in the preceding subsections of this Section 2.7(d), the aggregate value of the shares of Company Stock that would be issued pursuant to the Merger (valued at the Average Closing Price) is less than the Required Stock Amount or more than the Required Stock Amount, Company shall be authorized to reallocate shares of Company Stock and cash among the holders of the Seller Stock in good faith and in such a manner as Company reasonably determines to be fair and equitable, or to vary the number of shares of Company Stock to be issued in the Merger, in a manner such that the number of shares of Company Stock to be issued in the Merger shall be equal to the Required Stock Amount.

(e) The calculations required by Section 2.7(d) shall be prepared by Company prior to the Effective Time and shall be set forth in a certificate executed by the Chief Financial Officer of Company and furnished to Seller at least two (2) Business Days prior to the Effective Time showing the manner of calculation in reasonable detail. Any calculation of a portion of a share of Company Stock shall be rounded to the nearest ten-thousandth of a share, and any cash payment shall be rounded to the nearest cent.

2.8 Stock Options.

(a) Subject to the terms of the Seller Stock Option Plan, each person who holds one or more options to purchase Seller Stock shall be permitted to exercise any options granted under the Seller Stock Option Plan, prior to the Effective Time, in accordance with the terms of the Seller Stock Option Plan. Seller will facilitate the exercise of those options by allowing those options to be exercised and taxes paid by Seller or holder as permitted by applicable law.

(b) For any options not exercised prior to the Effective Time of the Merger, each optionee shall receive cash, shares of Company Stock, or a combination of both, at their election, in consideration of the termination of such option. For options paid in cash, the cash received for cancellation of options shall be equal to the difference between the Per Share Cash Consideration and the exercise price of the Seller Stock Option. For options paid in shares of Company Stock, the number of such shares received in exchange for cancellation of options shall be determined by dividing the aggregate difference between the Per Share Cash Consideration and the exercise price for all of an optionee’s options by the Average Closing Price and rounding up any fraction to the next full share.

(c) Pursuant to Section 9.2, continuing employees of Seller may elect to receive, in lieu of the consideration provided in Section 2.8(b), substitute options from Company.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF COMPANY

Company represents and warrants to Seller as follows:

3.1 Incorporation, Standing and Power. Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Nevada and is registered as a bank holding company under the BHC Act. Each Subsidiary of the Company is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation. The Company Bank is a Nevada banking corporation and is authorized by the DFI to conduct a general banking business. Company Bank is a member of the Federal Reserve System. Company Bank’s deposits are insured by the FDIC in the manner and to the extent provided by law. Company and its Subsidiaries have all requisite corporate power and authority to own, lease and operate their respective properties and assets and to carry on their respective businesses as presently conducted. Neither the scope of the business of Company or its Subsidiaries nor the location of any of their respective properties requires that Company or its Subsidiaries be licensed to do business in any jurisdiction other than in Nevada where the failure to be so licensed would have a Materially Adverse Effect.

3.2 Capitalization. As of the date of this Agreement, the authorized capital stock of Company consisted of (i) 10,000,000 shares of Company Stock, of which 7,387,069 shares were outstanding. All the outstanding shares of Company Stock are duly authorized, validly issued, fully paid, nonassessable and without preemptive rights. Except for Company Stock Options covering shares of Company Stock granted pursuant to the Company Stock Option Plans and except as set forth in Company’s Disclosure Letter, there are no outstanding options, warrants or other rights in or with respect to the unissued shares of Company Stock or any other securities convertible into such stock, and Company is not obligated to issue any additional shares of its capital stock or any options, warrants or other rights in or with respect to the unissued shares of its capital stock or any other securities convertible into such stock.

3.3 Subsidiaries. The Company’s Disclosure Letter sets forth each of the Company’s Subsidiaries and the ownership interest of the Company in each such Subsidiary, as well as the ownership interest of any other Person or Persons in each such Subsidiary. The outstanding shares of capital stock of each Subsidiary of the Company have been duly authorized and are validly issued, fully paid and nonassessable, and are not subject to preemptive rights (and were not issued in violation of any preemptive rights). There are no shares of capital stock of any Subsidiary of the Company authorized and reserved for issuance, no such Subsidiary has any other Rights issued or outstanding with respect to such capital stock, and no such Subsidiary has any commitment to authorize, issue or sell any such capital stock or Rights. Other than the Subsidiaries of the

Company, the Company does not beneficially own, directly or indirectly, any outstanding stock, Equity Securities or other voting interest in any corporation, partnership, joint venture or other entity or Person, other than DPC Property.

3.4 Financial Statements. Company has previously furnished to Seller a copy of the Financial Statements of Company. The Financial Statements of Company: (a) present fairly the consolidated financial condition of Company and its Subsidiaries as of the respective dates indicated and consolidated results of operations for the respective periods indicated; and (b) have been prepared in accordance with GAAP. The audits of Company and its Subsidiaries have been conducted in accordance with generally accepted auditing standards. The books and records of Company and its Subsidiaries are being maintained in material compliance with applicable legal and accounting requirements. Except to the extent (i) reflected in the Financial Statements of Company and its Subsidiaries and (ii) of liabilities incurred since December 31, 2005 in the ordinary course of business and consistent with past practice, neither Company nor its Subsidiaries has any liabilities, whether absolute, accrued, contingent or otherwise.

3.5 Authority of Company. The execution and delivery by Company of this Agreement and, subject to the requisite approval of the stockholders of the Company, the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Company and this Agreement is a valid and binding obligation of Company, enforceable in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, liquidation, receivership, conservatorship, insolvency, moratorium or other similar laws affecting the rights of creditors generally and by general equitable principles. Neither the execution and delivery by Company of this Agreement, the consummation of the Merger or the transactions contemplated herein, nor compliance by Company with any of the provisions hereof, will: (a) violate any provision of its Charter Documents; (b) constitute a breach of or result in a default (or give rise to any rights of termination, cancellation or acceleration, or any right to acquire any securities or assets) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, franchise, license, permit, agreement, Encumbrances or other instrument or obligation to which Company is a party, or by which Company or any of its respective properties or assets is bound, if in any such circumstances, such event could have a Material Adverse Effect; or (c) violate any Rule applicable to Company. No Consent of any Governmental Entity having jurisdiction over any aspect of the business or assets of Company, and no Consent of any Person or shareholder approval, is required in connection with the execution and delivery by Company of this Agreement or the consummation by Company of the Merger and the transactions contemplated hereby, except (i) the approval of the Bank Merger and the transactions contemplated hereby by Company as the sole shareholder of Company Bank; (ii) such approvals or notices as may be required by the FRB and the DFI; (iii) the declaring effective of the S-4 by the SEC and the approvals of all necessary blue sky administrators; (iv) the approval of this Agreement and the transactions contemplated hereby by the stockholders of the Company; and (v) as otherwise set forth in Company’s Disclosure Letter.

3.6 Litigation. Except as set forth in Company’s Disclosure Letter, there is no private or governmental suit, claim, action, investigation or proceeding pending, nor to Company’s knowledge threatened, against Company, any of its Subsidiaries or against any of their directors, officers or employees relating to the performance of their duties in such capacities or against or affecting any properties of Company or its Subsidiaries. There are no judgments, decrees, stipulations or orders against Company or its Subsidiaries enjoining them or any of their directors, officers or employees in respect of, or the effect of which is to prohibit, any business practice or the acquisition of any property or the conduct of business in any area of Company or its Subsidiaries. To the knowledge of Company and its Subsidiaries, neither Company nor any of its Subsidiaries are a party to any pending or, to the knowledge of any of their officers, threatened legal, administrative or other claim, action, suit, investigation, arbitration or proceeding challenging the validity or propriety of any of the transactions contemplated by this Agreement.

3.7 Compliance with Laws and Regulations. Except as set forth in Company’s Disclosure Letter, neither Company nor any of its Subsidiaries is in default under or in breach of any provision of their Charter Documents or any Rule promulgated by any Governmental Entity having authority over them or any agreement with any Governmental Entity, where such default or breach would have a Material Adverse Effect. Company is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the Nasdaq.

3.8 Absence of Material Change. Since December 31, 2005, the businesses of Company and its Subsidiaries have been conducted only in the ordinary course, in substantially the same manner as theretofore conducted, and, except as set forth in Company’s Disclosure Letter, there has not occurred since December 31, 2005 any event that has had or may reasonably be expected to have a Material Adverse Effect.

3.9 Community Reinvestment Act. Company Bank received a rating of “satisfactory” or better in its most recent examination or interim review with respect to the Community Reinvestment Act. Neither Company nor Company Bank has been advised of any concerns regarding compliance with the Community Reinvestment Act by any Governmental Entity or by any other Person.

3.10 SEC Reports. As of the respective dates, since December 10, 2004, Company has filed all SEC Reports required to be filed by it and none of Company’s SEC Reports contained at the time of filing any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstance under which they were made, not misleading. Each of the Company’s SEC Reports, at the time of its filing or being furnished complied, or if not yet filed or furnished, will comply, in all material respects with the applicable requirements of the Exchange Act and the Sarbanes-Oxley Act, and any Rules promulgated thereunder applicable to the Company’s SEC Reports.

3.11 Regulatory Approvals. To the knowledge of Company and its Subsidiaries, Company and its Subsidiaries have no reason to believe that they would not receive all required Consents from any Governmental Entity of any application to consummate the transactions contemplated by this Agreement without the imposition of a materially burdensome condition in connection with the approval of any such application.

3.12 Performance of Obligations. Company and its Subsidiaries have each performed all of the obligations required to be performed by them to date and are not in material default under or in breach of any term or provision of any material contract, and no event has occurred that, with the giving of notice or the passage of time or both, would constitute such default or breach. To Company’s and its Subsidiaries’ knowledge, no party with whom any of them have an agreement that is material to their business is in default thereunder.

3.13 Licenses and Permits. Each of Company and its Subsidiaries has all licenses and permits that are necessary for the conduct of their business, and such licenses are in full force and effect, except for any failure to be in full force and effect that would not have a Material Adverse Effect. The properties and operations of Company and its Subsidiaries are and have been maintained and conducted, in all material respects, in compliance with all applicable Rules.

3.14 Undisclosed Liabilities. Neither Company nor any of its Subsidiaries knows of any basis for the assertion against them of any liability, obligation or claim (including, without limitation, that of any Governmental Entity) that is likely to result in or cause a Material Adverse Effect that is not fairly reflected in the Financial Statements of Company or otherwise disclosed in this Agreement.

3.15 Accounting Records; Disclosure Controls; Internal Controls.

(a) Each of Company and its Subsidiaries maintains accounting records which fairly and validly reflect, in all material respects, their transactions and accounting controls sufficient to provide reasonable assurances that such transactions are (i) executed in accordance with its management’s general or specific authorization, and (ii) recorded as necessary to permit the preparation of financial statements in conformity with GAAP. Such records, to the extent they contain material information pertaining to Company or its Subsidiaries which is not easily and readily available elsewhere, have been duplicated, and such duplicates are stored safely and securely.

(b) Company maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act. Such disclosure controls and procedures are effective to ensure that information required to be disclosed by Company is recorded and reported on a timely basis to the individuals responsible for the preparation of the Company’s SEC Reports and other public disclosure documents. The Company maintains internal control over financial reporting (as defined in Rule 13a-15 or 15d-15, as applicable, under the Exchange Act). Such internal control over financial reporting is effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and includes policies and procedures that (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the asset of Company, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of Company are being made only in accordance with authorizations of management and directors of Company, and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of Company’s assets that could have a material effect on its financial statements.

(c) Company has disclosed, based on the most recent evaluation of its chief executive officer and its chief financial officer prior to the date hereof, to Company’s auditors and the audit committee of Company’s board of directors (A) any significant deficiencies in the design or operation of its internal controls over financial reporting that are reasonably likely to adversely affect Company’s ability to record, process, summarize and report financial information and has identified for Company’s auditors and audit committee of Company’s board of directors any material weaknesses in internal control over financial reporting and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. Company has made available to Seller (i) a summary of any such disclosure made by management to Company’s auditors and audit committee since January 1, 2005 and (ii) any material communication since January 1, 2005 made by management or Company’s auditors to the audit committee required or contemplated by listing standards of Nasdaq, the audit committee’s charter or professional standards of the Public Company Accounting Oversight Board. Since January 1, 2005, no material complaints from any source regarding accounting, internal accounting controls or auditing matters, and no concerns from Company employees regarding questionable accounting or auditing matters, have been received by Company. Company has made available to Seller a summary of all material complaints or concerns relating to other matters made since January 1, 2005 through Company’s whistleblower hot-line or equivalent system for receipt of employee concerns regarding possible violations of Rule. No attorney representing Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a violation of securities laws, breach of fiduciary duty or similar violation by Company or any of its officers, directors, employees or agents to Company’s chief legal officer, audit committee (or other committee designated for the purpose) of the board of directors or the board of directors pursuant to the Rules in adopted pursuant to Section 307 of the Sarbanes-Oxley Act or any Company policy contemplating such reporting, including in instances not required by those Rules.

3.16 Absence of Adverse Agreements. Neither Company nor any of its Subsidiaries is a party to any agreement or instrument, nor is Company or any such Subsidiary subject to any judgment, order, decree or Rule of any court or other Governmental Entity or authority which now or in the future may have a Materially Adverse Effect.

3.17 Disclosure. Neither the Company Financial Statements nor any representation or warranty contained herein, nor any information delivered or to be delivered by Company pursuant to this Agreement, contains or shall contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

3.18 Bank Secrecy Act. Neither Company nor any of its Subsidiaries has been advised of any supervisory concerns regarding their compliance with the Bank Secrecy Act (31 USC 5322, et seq.) or related state or federal anti-money laundering laws, regulations and guidelines, including without limitation those provisions of federal regulations requiring (a) the filing of reports, such as Currency Transaction Reports and Suspicious Activity Reports, (b) the maintenance of records and (c) the exercise of due diligence in identifying customers.

3.19 Brokers and Finders. Except as provided in Company’s Disclosure Letter with copies of any such written agreements attached, neither Company nor any of its Subsidiaries is a party to or obligated under any agreement with any broker or finder relating to the transactions contemplated hereby, and neither the execution of this Agreement nor the consummation of the transactions provided for herein or therein will result in any liability by Company or its Subsidiaries to any broker or finder.

3.20 Insurance. Company and its Subsidiaries have policies of insurance and bonds covering their assets and businesses against such casualties and contingencies and in such amounts, types and forms as are customary in the banking industry for their business, operations, properties and assets. All such insurance policies and bonds are in full force and effect. Except as set forth in Company’s Disclosure Letter, neither Company nor any of its Subsidiaries has received notice from any insurer that any such policy or bond has canceled or indicating an intention to cancel or not to renew any such policy or bond or generally disclaiming liability thereunder. Except as set forth in Company’s Disclosure Letter, neither Company nor any of its Subsidiaries is in default under any such policy or bond and all material claims thereunder have been filed in a timely fashion. The existing insurance carried by Company and its Subsidiaries are sufficient for compliance by them with all material requirements of law and regulations and agreements to which they are subject or are a party.

3.21 Taxes. Except as set forth in Company’s Disclosure Letter, Company and its Subsidiaries have filed all federal and foreign income tax returns, all state and local franchise and income tax, real and personal property tax, sales and use tax, premium tax, excise tax and other tax returns of every character required to be filed by them and have paid all taxes, together with any interest and penalties owing in connection therewith, shown on such returns to be due in respect of the periods covered by such returns, other than taxes which are being contested in good faith and for which adequate reserves have been established. Except as set forth in Company’s Disclosure Letter, Company and its Subsidiaries have filed all required payroll tax returns, have fulfilled all tax withholding obligations and have paid over to the appropriate governmental authorities the proper amounts with respect to the foregoing. The tax and audit positions taken by Company and its Subsidiaries in connection with the tax returns described in the preceding sentences were reasonable and asserted in good faith. Adequate provision has been made in the books and records of Company or its Subsidiaries and, to the extent required by GAAP, reflected in the Financial Statements of Company, for all tax liabilities, including interest or penalties, whether or not due and payable and whether or not disputed, with respect to any and all federal, foreign, state, local and other taxes for the periods covered by such financial statements and for all prior periods. Except as set forth in Company’s Disclosure Letter, to the knowledge of Company and its Subsidiaries, neither the IRS nor any foreign, state, local or other taxing authority has, during the past three years, examined or is in the process of examining any federal, foreign, state, local or other tax returns of Company and its Subsidiaries. To the knowledge of Company and its Subsidiaries, neither the IRS nor any foreign, state, local or other taxing authority is now asserting or threatening to assert any deficiency or claim for additional taxes (or interest thereon or penalties in connection therewith) except as set forth in Company’s Disclosure Letter.

3.22 Loan Portfolio. Company’s Disclosure Letter sets forth a description of: (a) by type and classification, all loans, leases, other extensions and commitments to extend credit of Company Bank of $100,000 or more, that have been classified by itself, any external loan reviewer or grader, its bank examiners or auditors (external or internal) as “Watch List,” “Substandard,” “Doubtful,” “Loss” or any comparable classification; and (b) all loans due to Company Bank as to which any payment of principal, interest or any other amount is 30 days or more past due. Company Bank’s allowance for loan losses is and will be at the Effective Time in accordance (i) with its existing methodology for determining the adequacy of its allowance for loan losses, (ii) with GAAP in all materials respects and (iii) with all applicable regulatory requirements of any Governmental Entity.

3.23 Operating Losses. Company’s Disclosure Letter sets forth any Operating Loss (as hereinafter defined), which has occurred at Company or its Subsidiaries during the period after December 31, 2005. To the knowledge of Company and its Subsidiaries, no action has been taken or omitted to be taken by an employee of Company or any of its Subsidiaries that has resulted in the incurrence by Company or any of its Subsidiaries of an Operating Loss or that might reasonably be expected to result in an Operating Loss after December 31, 2005, which, net of any insurance proceeds payable in respect thereof, would exceed $100,000.

3.24 Environmental Matters. Except as set forth in Company’s Disclosure Letter, to the knowledge of Company and its Subsidiaries, (i) Company and its Subsidiaries are in compliance with all Environmental Laws (as hereinafter defined); (ii) there are no Tanks (as hereinafter defined) on or about any Company Property; (iii) there are no Hazardous Materials (as hereinafter defined) on, below or above the surface of, or migrating to or from Company Property; (iv) Company Bank does not have loans outstanding secured by real property that is not in compliance with Environmental Laws or which has a leaking Tank or upon which there are Hazardous Materials on or migrating to or from; and (v) without limiting the foregoing representations and warranties contained in clauses (i) through (iv), as of the date of this Agreement, to the knowledge of Company and its Subsidiaries, there is no claim, action, suit, or proceeding or notice thereof before any Governmental Entity pending against Company or any of its Subsidiaries or concerning property securing Company Bank’s loans and there is no outstanding judgment, order, writ, injunction, decree, or award against or affecting Company Property or property securing Company Bank’s loans, relating to the foregoing representations (i)—(iv), in each case the noncompliance with which, or the presence of which would have a Material Adverse Effect. “Company Property” shall mean real estate currently owned, leased, or otherwise used by Company or any of its Subsidiaries, or in which any of said entities has an investment or security interest by mortgage, deed of trust, sale and lease-back or otherwise, including without limitation, properties under foreclosure and properties held by Company Bank in its capacity as a trustee or otherwise. For purposes of this Section only, “knowledge” shall mean the actual knowledge of Company or any of its Subsidiaries without the imposition of any duty of inquiry beyond that required in Company Bank’s lending policies.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Company as follows:

4.1 Incorporation, Standing and Power. Seller has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Nevada and is registered as a bank holding company under the BHC Act. Each Subsidiary of the Seller is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation. The Seller Bank is a Nevada banking corporation and is authorized by the DFI to conduct a general banking business. Seller Bank’s deposits are insured by the FDIC in the manner and to the extent provided by law. Seller and its Subsidiaries have all requisite corporate power and authority to own, lease and operate their respective properties and assets and to carry on their respective businesses as presently conducted. Neither the scope of the business of Seller or its Subsidiaries nor the location of any of their respective properties requires that Seller or its Subsidiaries be licensed to do business in any jurisdiction other than in Nevada where the failure to be so licensed would have a Material Adverse Effect.

4.2 Capitalization. As of the date of this Agreement, the authorized capital stock of Seller consists of 10,000,000 shares, of which 2,827,881 shares are outstanding. All the outstanding shares of Seller Stock are duly authorized, validly issued, fully paid, nonassessable and without preemptive rights. Except as set forth in Seller’s Disclosure Letter, there are no outstanding options, warrants or other rights in or with respect to the unissued shares of Seller Stock or any other securities convertible into such stock, and Seller is not obligated to issue any additional shares of its capital stock or any options, warrants or other rights in or with respect to the unissued shares of its capital stock or any other securities convertible into such stock. Seller’s Disclosure Letter sets forth a list (i) of all Seller Stock Options, including the name of the optionee, the number of shares of Seller Stock to be issued pursuant to the option and the exercise price of the option and (ii) for each other Seller Award, the name of the grantee or holder, the date of the grant and the number of shares of Seller Stock subject to such Award.

4.3 Subsidiaries. The Seller’s Disclosure Letter sets forth each of the Seller’s Subsidiaries and the ownership interest of the Seller in each such Subsidiary, as well as the ownership interest of any other Person or Persons in each such Subsidiary. The outstanding shares of capital stock of each Subsidiary of the Seller have been duly authorized and are validly issued, fully paid and nonassessable, and are not subject to preemptive rights (and were not issued in violation of any preemptive rights). There are no shares of capital stock of any Subsidiary of the Seller authorized and reserved for issuance, no such Subsidiary has any other Rights issued or outstanding with respect to such capital stock, and no such Subsidiary has any commitment to authorize, issue or sell any such capital stock or Rights. Other than the Subsidiaries of the Seller, the Seller does not beneficially own, directly or indirectly, any outstanding stock, Equity Securities or other voting interest in any corporation, partnership, joint venture or other entity or Person, other than DPC Property.

4.4 Financial Statements. Seller has previously furnished to Company a copy of the Financial Statements of Seller. The Financial Statements of Seller: (a) present fairly the consolidated financial condition of Seller and its Subsidiaries as of the respective dates indicated and consolidated results of operations and cash flow for the respective periods indicated; and (b) have been prepared in accordance with GAAP. The audits of Seller and its Subsidiaries have been conducted in accordance with generally accepted auditing standards. The books and records of Seller and its Subsidiaries are being maintained in material compliance with applicable legal and accounting requirements. Except to the extent (i) reflected in the Financial Statements of Seller and its Subsidiaries and (ii) of liabilities incurred since December 31, 2005 in the ordinary course of business and consistent with past practice, neither Seller nor any of its Subsidiaries has any liabilities, whether absolute, accrued, contingent or otherwise.

4.5 Authority of Seller. The execution and delivery by Seller of this Agreement and, subject to the requisite approval of the stockholders of Seller, the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Seller, and this Agreement is a valid and binding obligation of Seller enforceable in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, liquidation, receivership, conservatorship, insolvency, moratorium or other similar laws affecting the rights of creditors generally and by general equitable principles. Except as set forth in Seller’s Disclosure Letter, neither the execution and delivery by Seller of this Agreement, the consummation of the Merger or the transactions contemplated herein, nor compliance by Seller with any of the provisions hereof, will: (a) violate any provision of Seller’s Charter Documents; (b) constitute a breach of or result in a default (or give rise to any rights of termination, cancellation or acceleration, or any right to acquire any securities or assets) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, franchise, license, permit, agreement, Encumbrances or other instrument or obligation to which Seller is a party, or by which Seller or any of Seller’s properties or assets is bound, if in any such circumstances, such event could have a Material Adverse Effect; or (c) violate any Rule applicable to Seller or any of Seller’s properties or assets. No Consent of any Governmental Entity having jurisdiction over any aspect of the business or assets of Seller, and no Consent of any Person, is required in connection with the execution and delivery by Seller of this Agreement or the consummation by Seller of the Merger and the transactions contemplated hereby, except (i) the approval of this Agreement and the transactions contemplated hereby by the stockholders of Seller; (ii) such approvals or notices as may be required by the FRB and the DFI; (iii) the declaring effective of the S-4 by the SEC and the approvals of all necessary blue sky administrators; (iv) the approval of the Bank Merger and the transactions contemplated hereby by Seller as the sole stockholder of Seller Bank; and (v) as otherwise set forth in Seller’s Disclosure Letter.

4.6 Insurance. Seller and its Subsidiaries have policies of insurance and bonds covering their assets and businesses against such casualties and contingencies and in such amounts, types and forms as are customary in the banking industry for their business, operations, properties and assets. All such insurance policies and bonds are in full force and effect. Except as set forth in Seller’s Disclosure Letter, neither Seller nor any of its Subsidiaries has received notice from any insurer that any such policy or bond has canceled or indicating an intention to cancel or not to renew any such policy or bond or generally disclaiming liability thereunder. Except as set forth in Seller’s Disclosure Letter, neither Seller nor any if its Subsidiaries are in default under any such policy or bond and all material claims thereunder have been filed in a timely fashion. Seller’s Disclosure Letter sets forth a list of all policies of insurance carried and owned by Seller and its Subsidiaries, showing the name of the insurance company, the nature of the coverage, the policy limit, the annual premiums and the expiration dates. The existing insurance carried by Seller and its Subsidiaries is sufficient for compliance by Seller and its Subsidiaries with all material requirements of law and regulations and agreements to which Seller and its Subsidiaries are subject or are a party.

4.7 Title to Assets. Seller’s Disclosure Letter sets forth a summary of all items of personal property and equipment with a book value of $50,000 or more, or having an annual lease payment of $25,000 or more, owned or leased by Seller or its Subsidiaries. Seller has good and marketable title to all of Seller’s and its Subsidiaries’ properties and assets, free and clear of all Encumbrances except: (a) as set forth in the Financial Statements of Seller; (b) Encumbrances for current taxes not yet due; (c) Encumbrances incurred in the ordinary course of business, if any, that, to the knowledge of Seller, (i) are not substantial in character, amount or extent, (ii) do not materially detract from the value, (iii) do not interfere with present use, of the property subject thereto or affected thereby, and (iv) do not otherwise materially impair the conduct of business of Seller or its Subsidiaries; or (d) as set forth in Seller’s Disclosure Letter.

4.8 Real Estate. Seller’s Disclosure Letter sets forth a list of all real property, including leaseholds, owned by Seller and its Subsidiaries, together with (i) a description of the locations thereof, (ii) a description of each real property lease, sublease, installment purchase, or similar arrangement to which Seller or any of its Subsidiaries is a party, and (iii) a description of each contract for the purchase, sale or development of real estate to which Seller or any of its Subsidiaries is a party. Seller and/or its Subsidiaries have good and marketable title to the real property, and valid leasehold interests in the leaseholds, set forth in Seller’s Disclosure Letter, free and clear of all Encumbrances, except (a) for rights of lessors, co-lessees or subleases in such matters that are reflected in the lease; (b) Encumbrances for current taxes not yet due and payable; (c) Encumbrances incurred in the ordinary course of business, if any, that, to the knowledge of Seller and its Subsidiaries, (i) are not substantial in character, amount or extent, (ii) do not materially detract from the value, (iii) do not interfere with present use, of the property subject thereto or affected thereby, and (iv) do not otherwise materially impair the conduct of business of Seller or its Subsidiaries; or (d) as set forth in Seller’s Disclosure Letter. Seller and/or its Subsidiaries, as lessees, have the right under valid and subsisting leases to occupy, use and possess all property leased by Seller and/or its Subsidiaries, as identified in Seller’s Disclosure Letter, and, to the knowledge of Seller and its Subsidiaries, there has not occurred under any such lease any breach, violation or default. Except as set forth in Seller’s Disclosure Letter and except with respect to deductibles under insurance policies set forth in Seller’s Disclosure Letter, Seller and/or its Subsidiaries have not experienced any uninsured damage or destruction with respect to the properties identified in Seller’s Disclosure Letter. To the knowledge of Seller and its Subsidiaries, all properties and assets used by Seller and its Subsidiaries are in good operating condition and repair, suitable for the purposes for which they are currently utilized, and comply with all applicable Rules related thereto. Seller and its Subsidiaries enjoy peaceful and undisturbed possession under all leases for the use of real or personal property under which Seller and/or its Subsidiaries are the lessee, and, to the knowledge of Seller and its Subsidiaries, all leases to which Seller and or its Subsidiaries are a party are valid and enforceable in all material respects in accordance with the terms thereof except as may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting creditors’ rights and except as may be limited by the exercise of judicial discretion in applying principles of equity. Seller and its Subsidiaries are not in default with respect to any such lease, and to the knowledge of the officers of Seller and its Subsidiaries no event has occurred which with the lapse of time or the giving of notice, or both, would constitute a default under any such lease. Copies of each such lease are attached to Seller’s Disclosure Letter.

4.9 Litigation. Except as set forth in Seller’s Disclosure Letter, there is no private or governmental suit, claim, action, investigation or proceeding pending, nor to Seller’s knowledge is one threatened, against Seller, any of its Subsidiaries or against any of their directors, officers or employees relating to the performance of their duties in such capacities or against or affecting any properties of Seller or its Subsidiaries. There are no judgments, decrees, stipulations or orders against Seller or its Subsidiaries enjoining them or any of their directors, officers or employees in respect of, or the effect of which is to prohibit, any business practice or the acquisition of any property or the conduct of business in any area of Seller or its Subsidiaries. To the knowledge of Seller and its Subsidiaries, neither Seller nor any of its Subsidiaries are a party to any pending or, to the knowledge of any of their officers, threatened legal, administrative or other claim, action, suit, investigation, arbitration or proceeding challenging the validity or propriety of any of the transactions contemplated by this Agreement.

4.10 Taxes. Except as set forth in Seller’s Disclosure Letter, Seller and its Subsidiaries have filed all federal and foreign income tax returns, all state and local franchise and income tax, real and personal property tax, sales and use tax, premium tax, excise tax and other tax returns of every character required to be filed by Seller and its Subsidiaries and have paid all taxes, together with any interest and penalties owing in connection therewith, shown on such returns to be due in respect of the periods covered by such returns, other than taxes which are being contested in good faith and for which adequate reserves have been established. Except as set forth in Seller’s Disclosure Letter, Seller and its Subsidiaries have filed all required payroll tax returns, have fulfilled all tax withholding obligations and have paid over to the appropriate governmental authorities the proper amounts with respect to the foregoing. The tax and audit positions taken by Seller and its Subsidiaries in connection with the tax returns described in the preceding sentences were reasonable and asserted in good faith. Adequate provision has been made in the books and records of Seller or its Subsidiaries and, to the extent required by GAAP, reflected in the Financial Statements of Seller, for all tax liabilities, including interest or penalties, whether or not due and payable and whether or not disputed, with respect to any and all federal, foreign, state, local and other taxes for the periods covered by such financial statements and for all prior periods. Seller’s Disclosure Letter sets forth (i) the date or dates through which the IRS has examined the federal tax returns of Seller and its Subsidiaries and the date or dates through which any foreign, state, local or other taxing authority has examined any other tax returns of Seller and its Subsidiaries; (ii) a complete list of each year for which any federal, state, local or foreign tax authority has obtained or has requested an extension of the statute of limitations from Seller and its Subsidiaries and lists each tax case of Seller and its Subsidiaries currently pending in audit, at the administrative appeals level or in litigation; and (iii) the date and issuing authority of each statutory notice of deficiency, notice of proposed assessment and revenue agent’s report issued to Seller and its Subsidiaries within the last twelve (12) months. Except as set forth in Seller’s Disclosure Letter, to the knowledge of Seller and its Subsidiaries, neither the IRS nor any foreign, state, local or other taxing authority has, during the past three years, examined or is in the process of examining any federal, foreign, state, local or other tax returns of Seller and its Subsidiaries. To the knowledge of Seller and its Subsidiaries, neither the IRS nor any foreign, state, local or other taxing authority is now asserting or threatening to assert any deficiency or claim for additional taxes (or interest thereon or penalties in connection therewith) except as set forth in Seller’s Disclosure Letter.

4.11 Compliance with Laws and Regulations. Except as set forth in Seller’s Disclosure Letter, neither Seller nor any of its Subsidiaries are in default under or in breach of any provision of their Charter Documents or any Rule promulgated by any Governmental Entity having authority over them, where such default or breach would have a Material Adverse Effect. Seller is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the Nasdaq.

4.12 Performance of Obligations. Seller and its Subsidiaries have performed all of the obligations required to be performed by them to date and are not in material default under or in breach of any term or provision of any material contract, and no event has occurred that, with the giving of notice or the passage of time or both, would constitute such default or breach. To Seller and its Subsidiaries’ knowledge, no party with whom any of them have an agreement that is material to their business is in default thereunder.

4.13 Employees. There are no controversies pending or threatened between Seller and its Subsidiaries and any of their employees that are likely to have a Material Adverse Effect. Neither Seller nor any of its Subsidiaries are a party to any collective bargaining agreement with respect to any of their employees or any labor organization to which their employees or any of them belong.

4.14 Brokers and Finders. Except as provided in Seller’s Disclosure Letter with copies of any such agreements attached, neither Seller nor any of its Subsidiaries is a party to or obligated under any agreement with any broker or finder relating to the transactions contemplated hereby, and, except as provided in Seller’s Disclosure Letter, neither the execution of this Agreement nor the consummation of the transactions provided for herein or therein will result in any liability to any broker or finder.

4.15 Absence of Material Change. Since December 31, 2005, the businesses of Seller and its Subsidiaries have been conducted only in the ordinary course, in substantially the same manner as theretofore conducted, and, except as set forth in Seller’s Disclosure Letter, there has not occurred since December 31, 2005 any event that has had or may reasonably be expected to have a Material Adverse Effect.

4.16 Licenses and Permits. Each of Seller and its Subsidiaries has all licenses and permits necessary for the conduct of their business, and such licenses are in full force and effect, except for any failure to be in full force and effect that would not have a Material Adverse Effect. The properties and operations of Seller and its Subsidiaries are and have been maintained and conducted, in all material respects, in compliance with all applicable Rules.

4.17 Undisclosed Liabilities. Neither Seller nor any of its Subsidiaries knows of any basis for the assertion against them of any liability, obligation or claim (including, without limitation, that of any Governmental Entity) that is likely to result in or cause a Material Adverse Effect that is not fairly reflected in the Financial Statements of Seller or otherwise disclosed in this Agreement.

4.18 Employee Benefit Plans.

(a) Except as set forth in Seller’s Disclosure Letter, neither Seller nor any if its Subsidiaries has any “employee benefit plan,” as defined in Section 3(3) of ERISA, any “multiemployer plan” as defined in Section 3(37) of ERISA, any “defined benefit pension plan” within the meaning of Section 3(35) of ERISA nor has Seller or any of its Subsidiaries ever sponsored or maintained any such plan.

(b) Seller’s Disclosure Letter sets forth copies and descriptions of each Benefit Arrangement maintained or otherwise contributed to by Seller and its Subsidiaries (such plans and arrangements being collectively referred to herein as “Seller Benefit Arrangements”). Except as set forth in Seller’s Disclosure Letter, there has been no material amendment thereof or increase in the cost thereof or benefits payable thereunder since December 31, 2005. Except as set forth in Seller’s Disclosure Letter, there has been no material increase in the compensation of or benefits payable to any senior executive employee of Seller or its Subsidiaries since December 31, 2005, nor any employment, severance or similar contract entered into with any such employee, nor any amendment to any such contract, since December 31, 2005. Except as set forth in Seller’s Disclosure Letter, there is no contract, agreement or benefit arrangement covering any employee of Seller or its Subsidiaries which individually or collectively could give rise to the payment of any amount which would constitute an “excess parachute payment,” as such term is defined in Section 280(G) of the Code.

(c) With respect to all Seller Benefit Arrangements, Seller and its Subsidiaries are in substantial compliance (other than noncompliance the cost or liability for which is not material) with the requirements prescribed by any and all statutes, governmental or court orders, or governmental rules or regulations currently in effect, applicable to such plans or arrangements.

(d) Except for the contracts set forth in Seller’s Disclosure Letter, each Seller Benefit Arrangement and each personal services contract, fringe benefit, consulting contract or similar arrangement with or for the benefit of any officer, director, employee or other person can be terminated by Seller or its Subsidiaries within a period of 30 days following the Effective Time of the Merger, without payment of any amount as a penalty, bonus, premium, severance pay or other compensation for such termination.

(e) Notwithstanding any statement or indication in this Agreement to the contrary, except as set forth on Seller’s Disclosure Letter, there are no Seller Benefit Arrangements as to which Seller or Company will be required to make any contribution or to make any other payments, whether on behalf of any of the current employees, directors or officers of Seller and its Subsidiaries or on behalf of any other person after the Closing. Seller has no formal plan or commitment, whether legally binding or not, to create any additional Benefit Arrangement, or to modify or change any existing Seller Benefit Arrangement.

(f) None of the Seller Benefit Arrangements nor any trust created thereunder has ever incurred any “accumulated funding deficiency” as such term is defined in Section 412 of the Code, whether or not waived. Furthermore, Seller and its Subsidiaries have no unfunded liability under ERISA in respect of any of the Benefit Arrangements. Seller and its Subsidiaries have made all contributions and paid all amounts due and owing under all of the Seller Benefit Arrangements. Each of the Seller Benefit Arrangements that is intended to be a qualified plan under Section 401(a) of the Code has received a favorable determination letter that it is so qualified from the Internal Revenue Service and Seller does not know of any fact, which could adversely affect the qualified status of any such Benefit Arrangement. All amendments required to bring all of the Seller Benefit Arrangements into conformity with all of the applicable provisions of ERISA, the Code, COBRA, HIPAA and all other applicable laws have been made. All contributions required to be made to each of the Seller Benefit Arrangements under the terms of the Benefit Arrangement, ERISA, the Code or any other applicable laws have been timely made. The Financial Statements of Seller and its Subsidiaries properly reflect all amounts required to be accrued as liabilities to date under each of the Seller Benefit Arrangements.

(g) There has not occurred and there does not exist (i) any pending litigation or controversy against any of the Seller Benefit Arrangements or against Seller and/or its Subsidiaries as the “Employer” or “Sponsor” under the Benefit Arrangements or against the trustee, fiduciaries or administrators of any of the Benefit Arrangements or (ii) any pending or threatened investigation, proceeding, lawsuit, dispute, action or controversies involving any of the Seller Benefit Arrangements, the administrator or trustee of any of the Benefit Arrangements with any of the Internal Revenue Service, Department of Labor, Pension Benefit Guaranty Corporation, any participant in the Benefit Arrangements, any service provider to any of the Benefit Arrangements or any other person whatsoever.

(h) Seller and its Subsidiaries have not used the services of (i) workers who have been provided by a third party contract labor supplier for more than six months or who may otherwise be eligible to participate in any of the Seller Benefit Arrangements or to an extent that would reasonably be expected to result in the disqualification or loss of preferred tax status of any of the Seller Benefit Arrangements or the imposition of penalties or excise taxes with respect to the Internal Revenue Service, Department of Labor, Pension Benefit Guaranty Corporation or any

other governmental entity; (ii) temporary employees who have worked for more than six months or who may otherwise be eligible to participate in any of the Seller Benefit Arrangements or to an extent that would reasonably be expected to result in the disqualification or loss of preferred tax status of any of the Seller Benefit Arrangements or the imposition of penalties or excise taxes with respect to the Internal Revenue Service, Department of Labor, Pension Benefit Guaranty Corporation or any other governmental entity; (iii) individuals who have provided services to Seller and its Subsidiaries as independent contractors for more than six months or who may otherwise be eligible to participate in any of the Seller Benefit Arrangements or to an extent that would reasonably be expected to result in the disqualification or loss of preferred tax status of any of the Seller Benefit Arrangements or the imposition of penalties or excise taxes with respect to the Internal Revenue Service, Department of Labor, Pension Benefit Guaranty Corporation or any other governmental entity or (iv) leased employees, as that term is defined in section 414(n) of the Code.

4.19 SEC Reports. As of the respective dates, since September 23, 2004, Seller has filed all SEC Reports required to be filed by it and none of Seller’s SEC Reports contained at the time of filing any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstance under which they were made, not misleading. Each of Seller’s SEC Reports, at the time of its filing or being furnished complied, or if not yet filed or furnished, will comply, in all material respects with the applicable requirements of the Exchange Act and the Sarbanes-Oxley Act, and any Rules promulgated thereunder applicable to Seller’s SEC Reports.

4.20 Accounting Records; Disclosure Controls; Internal Controls.

(a) Each of Seller and its Subsidiaries maintains accounting records which fairly and validly reflect, in all material respects, their transactions and accounting controls sufficient to provide reasonable assurances that such transactions are (i) executed in accordance with its management’s general or specific authorization, and (ii) recorded as necessary to permit the preparation of financial statements in conformity with GAAP. Such records, to the extent they contain material information pertaining to Seller and its Subsidiaries, which is not easily, and readily available elsewhere, have been duplicated, and such duplicates are stored safely and securely.

(b) Seller maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act. Such disclosure controls and procedures are effective to ensure that information required to be disclosed by Seller is recorded and reported on a timely basis to the individuals responsible for the preparation of the Seller’s SEC Reports and other public disclosure documents. The Seller maintains internal control over financial reporting (as defined in Rule 13a-15 or 15d-15, as applicable, under the Exchange Act). Such internal control over financial reporting is effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and includes policies and procedures that (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the asset of Seller, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of Seller are being made only in accordance with authorizations of management and directors of Seller, and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of Seller’s assets that could have a material effect on its financial statements.

(c) Seller has disclosed, based on the most recent evaluation of its chief executive officer and its chief financial officer prior to the date hereof, to Seller’s auditors and the audit committee of Seller’s board of directors (A) any significant deficiencies in the design or operation of its internal controls over financial reporting that are reasonably likely to adversely affect Seller’s ability to record, process, summarize and report financial information and has identified for Seller’s auditors and audit committee of Seller’s board of directors any material weaknesses in internal control over financial reporting and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Seller’s internal control over financial reporting. Seller has made available to Company (i) a summary of any such disclosure made by management to Seller’s auditors and audit committee since January 1, 2005 and (ii) any material communication since January 1, 2005 made by management or Seller’s auditors to the audit committee required or contemplated by listing standards of Nasdaq, the audit committee’s charter or professional standards of the Public Seller Accounting Oversight Board. Since January 1, 2005, no material complaints from any source regarding accounting, internal accounting controls or auditing matters, and no concerns from Seller employees regarding questionable accounting or auditing matters, have been received by Seller. Seller has made available to Company a summary of all material complaints or concerns relating to other matters made since January 1, 2005 through Seller’s whistleblower hot-line or equivalent system for receipt of employee concerns regarding possible violations of Rule. No attorney representing Seller or any of its Subsidiaries, whether or not employed by the Seller or any of its Subsidiaries, has reported evidence of a violation of securities laws, breach of fiduciary duty or similar violation by Seller or any of its officers, directors, employees or agents to Seller’s chief legal officer, audit committee (or other committee designated for the purpose) of the board of directors or the board of directors pursuant to the Rules in adopted pursuant to Section 307 of the Sarbanes-Oxley Act or any Seller policy contemplating such reporting, including in instances not required by those Rules.

4.21 Loan Portfolio. Seller’s Disclosure Letter sets forth a description of: (a) by type and classification, all loans, leases, other extensions and commitments to extend credit of Seller Bank of $100,000 or more, that have been classified by itself, any external loan reviewer or grader, its bank examiners or auditors (external or internal) as “Watch List,” “Substandard,” “Doubtful,” “Loss” or any comparable classification; and (b) all loans due to Seller Bank as to which any payment of principal, interest or any other amount is 30 days or more past due. Seller Bank’s allowance for loan losses is and will be at the Effective Time in accordance (i) with its existing methodology for determining the adequacy of its allowance for loan losses, (ii) with GAAP in all materials respects and (iii) with all applicable regulatory requirements of any Governmental Entity.

4.22 Operating Losses. Seller’s Disclosure Letter sets forth any Operating Loss, which has occurred at Seller or its Subsidiaries during the period after December 31, 2005. To the knowledge of Seller and its Subsidiaries, no action has been taken or omitted to be taken by an employee of Seller or any of its Subsidiaries that has resulted in the incurrence by Seller or any of its Subsidiaries of an Operating Loss or that might reasonably be expected to result in an Operating Loss after December 31, 2005, which, net of any insurance proceeds payable in respect thereof, would exceed $100,000. “Operating Loss” means any loss resulting from cash shortages, lost or misposted items, disputed clerical and accounting errors, forged checks, payment of checks over stop payment orders, counterfeit money, wire transfers made in error, theft, robberies, defalcations, check kiting, fraudulent use of credit cards or electronic teller machines or other similar acts or occurrences.

4.23 Environmental Matters. Except as set forth in Seller’s Disclosure Letter, to the knowledge of Seller and its Subsidiaries, (i) Seller and its Subsidiaries are in compliance with all Environmental Laws; (ii) there are no Tanks on or about any Seller Property; (iii) there are no Hazardous Materials on, below or above the surface of, or migrating to or from Seller Property; (iv) Seller Bank does not have loans outstanding secured by real property that is not in compliance with Environmental Laws or which has a leaking Tank or upon which there are Hazardous Materials on or migrating to or from; and (v) without limiting the foregoing representations and warranties contained in clauses (i) through (iv), as of the date of this Agreement, to the knowledge of Seller and its Subsidiaries, there is no claim, action, suit, or proceeding or notice thereof before any Governmental Entity pending against Seller or any of its Subsidiaries or concerning property securing Seller Bank’s loans and there is no outstanding judgment, order, writ, injunction, decree, or award against or affecting Seller Property or property securing Seller Bank loans, relating to the foregoing representations (i)—(iv), in each case the noncompliance with which, or the presence of which would have a Material Adverse Effect. “Seller Property” shall mean real estate currently owned, leased, or otherwise used by Seller or any of its Subsidiaries, or in which any of said entities has an investment or security interest by mortgage, deed of trust, sale and lease-back or otherwise, including without limitation, properties under foreclosure and properties held by Seller Bank in its capacity as a trustee or otherwise. For purposes of this Agreement, the term “Environmental Laws” shall mean all applicable statutes, regulations, rules, ordinances, codes, licenses, permits, orders, approvals, plans, authorizations, concessions, franchises, and similar items of all Governmental Entities and all applicable judicial, administrative, and regulatory decrees, judgments, and orders relating to the protection of human health or the environment, including, without limitation: all requirements, including, but not limited to those pertaining to reporting, licensing, permitting, investigation, and remediation of emissions, discharges, releases, or threatened releases of Hazardous Materials, chemical substances, pollutants, contaminants, or hazardous or toxic substances, materials or wastes whether solid, liquid, or gaseous in nature, into the air, surface water, groundwater, or land, or relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of chemical substances, pollutants, contaminates, or hazardous or toxic substances, materials, or wastes, whether solid, liquid, or gaseous in nature and all requirements pertaining to the protection of the health and safety of employees or the public. “Tank” shall mean treatment or storage Tanks, sumps, or water, gas or oil wells and associated piping transportation devices. “Hazardous Materials” shall mean any substance the presence of which requires investigation or remediation under any federal, state, or local statute, regulation, ordinance, order, action, policy or common law, or which is or becomes defined as a hazardous waste, hazardous substance, hazardous material, used oil, pollutant or contaminant under any federal, state or local statute, regulation, rule or ordinance or amendments thereto including without limitation, the Comprehensive Environmental Response; Compensation and Liability Act (42 USC 9601, et seq.); the Resource Conservation and Recovery Act (42 USC 6901, et seq.); the Clean Air Act, as amended (42 USC 7401, et seq.); the Federal Water Pollution Control Act, as amended (33 USC 1251, et seq.); the Toxic Substances Control Act, as amended (15 USC 2601, et seq.); the Occupational Safety and Health Act, as amended (29 USC 65); the Emergency Planning and Community Right-to-Know Act of 1986 (42 USC 11001, et seq.); the Mine Safety and Health Act of 1977, as amended (30 USC 801, et seq.); the Safe Drinking Water Act (42 USC 300f, et seq.); and all comparable state and local laws; laws of other jurisdictions or orders and regulations; or the presence of which causes or threatens to cause a nuisance, trespass or other common law tort upon real property or adjacent properties or poses or threatens to pose a hazard to the health or safety of persons or without limitation, which contains gasoline, diesel fuel or other petroleum hydrocarbons; polychlorinated biphenyls (PCB’s), asbestos or urea formaldehyde foam insulation. For purposes of this Section only, “knowledge” shall mean the actual knowledge of Seller or any of its Subsidiaries without the imposition of any duty of inquiry beyond that required in Seller Bank’s lending policies.

4.24 Community Reinvestment Act. Seller Bank received a rating of “satisfactory” or better in its most recent examination or interim review with respect to the Community Reinvestment Act. Neither Seller no Seller Bank has been advised of any concerns regarding Seller Bank’s compliance with the Community Reinvestment Act by any Governmental Entity or by any other Person.

4.25 Material Contracts. Except as set forth in Seller’s Disclosure Letter (all items listed or required to be listed in Seller’s Disclosure Letter as a result of this Section being referred to herein as “Seller Scheduled Contracts”), Seller and its Subsidiaries are not a party or otherwise subject to:

(a) any employment, deferred compensation, bonus or consulting contract;

(b) any advertising, brokerage, licensing, dealership, representative or agency relationship or contract;

(c) any contract or agreement that would restrict Company or Company Bank after the Effective Time from competing in any line of business with any Person or using or employing the services of any Person;

(d) any collective bargaining agreement or other such contract or agreement with any labor organization;

(e) any lease of real or personal property providing for annual lease payments by or to Seller or its Subsidiaries in excess of $25,000 per annum other than financing leases entered into in the ordinary course of business in which Seller or any of its Subsidiaries is lessor and leases of real property presently used by Seller and its Subsidiaries as banking offices.

(f) any mortgage, pledge, conditional sales contract, security agreement, option, or any other similar agreement with respect to any interest of Seller or its Subsidiaries (other than as mortgagor or pledgor in the ordinary course of their banking business or as mortgagee, secured party or deed of trust beneficiary in the ordinary course of Seller’s business) in personal property having a value of $25,000 or more;

(g) any stock purchase, Stock Option, Award, stock bonus, stock ownership, profit sharing, group insurance, bonus, deferred compensation, severance pay, pension, retirement, savings or other incentive, welfare or employment plan or material agreement providing benefits to any present or former employees, officers or directors of Seller or its Subsidiaries;

(h) any agreement to acquire equipment or any commitment to make capital expenditures of $10,000 or more;

(i) any agreement for the sale of any property or assets in which Seller or any of its Subsidiaries has an ownership interest or for the grant of any preferential right to purchase any such property or asset;

(j) any agreement for the borrowing of any money (other than liabilities or interbank borrowings made in the ordinary course of their banking business and reflected in the financial records of Seller and its Subsidiaries);

(k) any restrictive covenant contained in any deed to or lease of real property owned or leased by Seller or any of its Subsidiaries (as lessee) that materially restricts the use, transferability or value of such property;

(l) any guarantee or indemnification which involves the sum of $25,000 or more, other than letters of credit or loan commitments issued in the normal course of business;

(m) any supply, maintenance or landscape contracts not terminable by Seller or any of its Subsidiaries without penalty on 30 days or less notice and which provides for payments in excess of $25,000 per annum;

(n) other than as disclosed with reference to subparagraph (k) of this Section 4.25, any agreement which would be terminable other than by Seller or any of its Subsidiaries or as a result of the consummation of the transactions contemplated by this Agreement;

(o) any contract of participation with any other bank in any loan entered into by Seller Bank subsequent to December 31, 2005 in excess of $25,000, or any sales of assets of Seller and its Subsidiaries with recourse of any kind to Seller and its Subsidiaries, or any agreement providing for the sale or servicing of any loan or other asset which constitutes a “recourse arrangement” under applicable regulation or policy promulgated by a Governmental Entity (except for agreements for the sale of guaranteed portions of loans guaranteed in part by the U.S. Small Business Administration and related servicing agreements);

(p) any other agreement of any other kind, including for data processing and similar services, which involves future payments or receipts or performances of services or delivery of items requiring aggregate payment of $10,000 or more to or by Seller and its Subsidiaries other than payments made under or pursuant to loan agreements, participation agreements and other agreements for the extension of credit in the ordinary course of Seller Bank’s business;

(q) any material agreement, arrangement or understanding not made in the ordinary course of business;

(r) any agreement, arrangement or understanding relating to the employment, election, retention in office or severance of any present or former director, officer or employee of Seller and/or its Subsidiaries;

(s) any agreement, arrangement or understanding pursuant to which any payment (whether severance pay or otherwise) became or may become due to any director, officer or employee of Seller and/or its Subsidiaries upon execution of this Agreement or upon or following consummation of the transactions contemplated hereby (either alone or in connection with the occurrence of any additional acts or events);

(t) any written agreement, supervisory agreement, resolution, memorandum of understanding, consent order, cease and desist order, capital order, or condition of any regulatory order or decree with or by the DFI, FDIC, FRB or any other regulatory agency; or

(u) any exchange traded or over-the-counter equity, interest rate, foreign exchange or other swap, forward, future, option, cap, floor or collar or any other contract that is not included on the balance sheet and is a derivative contract (including various combinations thereof) or any securities that are referred to generically as “structured notes,” “high risk mortgage derivatives,” “capped floating rate notes,” or “capped floating rate mortgage derivatives.”

True copies of all Seller Scheduled Contracts, including all amendments and supplements thereto, are attached to Seller’s Disclosure Letter.

4.26 Regulatory Approvals. To the knowledge of Seller and its Subsidiaries, except as described in Seller’s Disclosure Letter, Seller and its Subsidiaries have no reason to believe that all required Consents from any Governmental Entity of any application to consummate the transactions contemplated by this Agreement would not be received without the imposition of a materially burdensome condition in connection with the approval of any such application.

4.27 Intellectual Property. Except as set forth in Seller’s Disclosure Letter, Seller and its Subsidiaries own or possess valid and binding licenses and other rights to use without payment all material patents, copyrights, trade secrets, trade names, service marks and trademarks used in their respective businesses; and Seller and its Subsidiaries have not received any notice with respect thereto that asserts the rights of others. Seller and its Subsidiaries have in all material respects performed all the obligations required to be performed by Seller and its Subsidiaries, and are not in default in any material respect under any license, contract, agreement, arrangement or commitment relating to any of the foregoing.

4.28 Bank Secrecy Act. Except as set forth in Seller’s Disclosure Letter, neither Seller nor any of its Subsidiaries has been advised of any supervisory concerns regarding their compliance with the Bank Secrecy Act (31 USC 5322, et seq.) or related state or federal anti-money laundering laws, regulations and guidelines, including without limitation those provisions of federal regulations requiring (a) the filing of reports, such as Currency Transaction Reports and Suspicious Activity Reports, (b) the maintenance of records and (c) the exercise of due diligence in identifying customers.

4.29 Absence of Adverse Agreements. Neither Seller nor any of its Subsidiaries is a party to any agreement or instrument, nor is Seller or any such Subsidiary subject to any judgment, order, decree or Rule of any court or other Governmental Entity or authority which now or in the future may have a Materially Adverse Effect.

4.30 Disclosure. Neither the Seller Financial Statements nor any representation or warranty contained herein, nor any information delivered or to be delivered by Seller pursuant to this Agreement, contains or shall contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

ARTICLE 5

AGREEMENTS WITH RESPECT TO CONDUCT OF

COMPANY AFTER THE DATE HEREOF

Company covenants and agrees with Seller as follows:

5.1 Material Adverse Effect; Reports; Financial Statements; Filings.

(a) Company will promptly notify Seller (i) of any event of which Company obtains knowledge which may have a Material Adverse Effect; or (ii) in the event Company determine that it is possible that the conditions to the performance of Seller set forth in Sections 8.1 and 8.3 may not be satisfied.

(b) Company will furnish to Seller, as provided in Section 11.12 of this Agreement, as soon as practicable, and in any event within five (5) Business Days after it is prepared or becomes available to Company, (i) its quarterly unaudited consolidated balance sheets and statements of operations, and changes in stockholders’ equity; (ii) its monthly unaudited consolidated balance sheets and statements of operations; (iii) as soon as available, all letters and communications sent by Company to its stockholders and all reports filed by Company with the SEC, the FRB, the DFI and any other Person; and (iv) all regulatory applications relating to the transactions contemplated by this Agreement and all correspondence relating thereto.

(c) Each of the financial statements delivered pursuant to subsection (b) shall be (i) prepared in accordance with GAAP on a basis consistent with that of the Financial Statements of Company, except that such financial statements may omit statements of cash flows and footnote disclosures required by GAAP; and (ii) accompanied by a certificate of the chief financial officer to the effect that such consolidated financial statements fairly present the financial condition and results of operations of Company for the period covered, and reflect all adjustments (which consist only of normal recurring adjustments) necessary for a fair presentation.

5.2 Conduct of Business.

(a) Between the date hereof and the Effective Time, except as contemplated by this Agreement and subject to requirements of law and regulation generally applicable to bank holding companies and banks, Company shall not, without prior written Consent of Seller (which Consent shall not be unreasonably withheld and which Consent shall be deemed granted if within five (5) Business Days of Seller’s receipt of written notice of a request for prior written Consent, written notice of objection is not received by Company):

(1) amend, modify, terminate or fail to renew or preserve their material Permits;

(2) amend or modify its Charter Documents except as contemplated hereby;

(3) agree or make any commitment to take any actions prohibited by this Section 5.2;

(4) take any action which would or is reasonably likely to (i) adversely affect the ability of Company to obtain any necessary approval of any Governmental Entity required for the transactions contemplated hereby; (ii) adversely affect Company’s ability to perform its covenants and agreements under this Agreement; or (iii) result in any of the conditions to the performance of Company’s obligations hereunder, as set forth in Article 8 herein not being satisfied;

(5) knowingly take or cause to be taken any action, which would disqualify the Merger as a “reorganization” within the meaning of Section 368 of the Code; and

(6) enter into or complete any transaction for (i) the acquisition, merger or consolidation of the Company where the Company is not the surviving entity, or (ii) the sale of all or substantially all of the assets of the Company, without making necessary and appropriate provision in the documents for such an acquisition, merger, consolidation or sale of assets for the consummation of the Merger and the other transactions contemplated by this Agreement.

(b) Between the date hereof and the Effective Time, Company shall:

(1) duly observe and conform in all material respects to all lawful requirements applicable to its business; and

(2) maintain its assets and properties in good condition and repair, normal wear and tear excepted.

5.3 Disclosure Letter. Promptly in the case of material matters, and not less than monthly in the case of all other matters, Company shall amend or supplement the Company Disclosure Letter provided for herein pertaining to Company as necessary so that the information contained therein accurately reflects the then current status of Company and shall transmit copies of such amendments or supplements to Seller in accordance with Section 11.12 of this Agreement. Such update of the Company Disclosure Letter shall not in any way affect the representations and warranties set forth in Article 3.

5.4 Bank Shareholder Approval. Company shall vote all shares of Company Bank stock which it owns in favor of the Bank Merger and related matters.

5.5 Consents and Approvals.

(a) Company will cooperate with Seller in the preparation of all filings, applications, notices and requests for waiver for Consents necessary or desirable for the transactions contemplated in this Agreement. Company’s cooperation hereunder shall include, but not be limited to, providing all information concerning Company and its stockholders as may be required for such filings, applications, notices and requests for Consents and signing, to the extent required, all such filings, applications, notices and requests.

(b) To the extent that the consent of a third party (“Third Party Consent”) with respect to any contract, agreement, license, franchise, lease, commitment, arrangement, Permit or release that is material to the business of Company that is contemplated in this Agreement is required in connection with the transactions contemplated in this Agreement, Company shall use its best efforts to obtain such Consent prior to the Effective Time.

5.6 Compliance with Rules. Company shall comply with the requirements of all applicable Rules, the noncompliance with which would materially and adversely affect the assets, liabilities, business, financial condition or results of operations or prospects of Company.

5.7 Plan of Bank Merger. As soon as practicable, Company shall cause Company Bank to execute the Plan of Bank Merger.

5.8 Insurance and Indemnification.

(a) Company shall permit Seller to use commercially reasonable efforts to extend the discovery period of its directors’ and officers’ liability insurance for a period of up to forty-eight (48) months with respect to all matters arising from facts or events which occurred before the Effective Time for which Seller would have had an obligation to indemnify its directors and officers. If Company shall consolidate with or merge into any other entity and shall not be the continuing or surviving entity of such consolidation or merger or shall transfer all or substantially all of its assets to any other entity, then and in each case, proper provision shall be made so that the successors and assigns of Company shall assume the obligations set forth in this Section 5.8.

(b) Company shall, and shall cause its Subsidiaries to, maintain and preserve the rights to indemnification of officers and directors provided for in the Indemnification Agreements and Charter Documents of Seller as in effect on the date hereof with respect to indemnification for liabilities and claims arising out of acts, omissions, events, matters or circumstances occurring or existing prior to the Effective Time, including, without limitation, the Merger and the other transactions contemplated by this Agreement, to the extent such rights to indemnification are not in excess of that permitted by applicable state or federal laws or regulatory authorities.

(c) The provisions of this Section are intended to be for the benefit of, and shall be enforceable by, each director or officer of Seller and his or her heirs and representatives. There shall be no duplication of benefits pursuant to Section 5.8 (a) and (b).

5.9 Rule 144 Compliance. From and after the Effective Time, Company shall file all reports with the SEC necessary to permit the stockholders of Seller who may be deemed “underwriters” (within the meaning of Rule 145 under the Securities Act) of the Seller Stock to sell Company Stock received by them in connection with the Merger pursuant to Rules 144 and 145(d) under the Securities Act if they would otherwise be so entitled; provided, however, that Company is otherwise required by Rule to file such reports with the SEC.

5.10 Access. Company will authorize and permit Seller, its representatives, accountants and counsel, to have access during normal business hours, on notice and in such manner as will not unreasonably interfere with the conduct of the businesses of Company, to all properties, books, records, branch operating reports, branch audit reports, operating instructions and procedures, tax returns, tax settlement letters, contracts and documents, and all other information with respect to their business affairs, financial condition, assets and liabilities as Seller may from time to time reasonably request. Company shall permit Seller, its representatives, accountants and counsel to make copies of such books, records and other documents and to discuss the business affairs, condition (financial and otherwise), assets and liabilities of Company with such third Persons, including, without limitation, its directors, officers, employees, accountants, counsel and creditors, as Seller considers necessary or appropriate for the purposes of familiarizing itself with the businesses and operations of Company, obtaining any necessary orders, Consents or approvals of the transactions contemplated by this Agreement by any Governmental Entity and conducting an evaluation of the assets and liabilities of Seller. Company will cause McGladrey & Pullen, LLP, to make available to Seller, its accountants, counsel and other agents, such personnel, work papers and other documentation of such firm relating to its work papers and its audits of the books and records of Company as may be requested by Seller in connection with its review of the foregoing matters.

Notwithstanding any of the foregoing, Company shall not be required to provide access to or to disclose information where such access or disclosure would jeopardize the attorney-client or other privilege with respect to such information or contravene any Rule but Company shall use its reasonable efforts to make appropriate substitute disclosure arrangements, to the extent practicable.

ARTICLE 6

AGREEMENTS WITH RESPECT TO

CONDUCT OF SELLER AFTER THE DATE HEREOF

Seller covenants and agrees with Company as follows:

6.1 Access. Seller will authorize and permit Company, its representatives, accountants and counsel, to have access during normal business hours, on notice and in such manner as will not unreasonably interfere with the conduct of the businesses of Seller, to all properties, books, records, branch operating reports, branch audit reports, operating instructions and procedures, tax returns, tax settlement letters, contracts and documents, and all other information with respect to its business affairs, financial condition, assets and liabilities as Company may from time to time reasonably request. Seller shall permit Company, its representatives, accountants and counsel to make copies of such books, records and other documents and to discuss the business affairs, condition (financial and otherwise), assets and liabilities of Seller with such third Persons, including, without limitation, its directors, officers, employees, accountants, counsel and creditors, as Company considers necessary or appropriate for the purposes of familiarizing itself with the businesses and operations of Seller, obtaining any necessary orders, Consents or approvals of the transactions contemplated by this Agreement by any Governmental Entity and conducting an evaluation of the assets and liabilities of Seller. Seller will cause McGladrey & Pullen, LLP, to make available to Company, its accountants, counsel and other agents, such personnel, work papers and other documentation of such firm relating to its work papers and its audits of the books and records of Seller as may be requested by Company in connection with its review of the foregoing matters. Notwithstanding any of the foregoing, Seller shall not be required to provide access to or to disclose information where such access or disclosure would jeopardize the attorney-client or other privilege with respect to such information or contravene any Rule but Seller shall use its reasonable efforts to make appropriate substitute disclosure arrangements, to the extent practicable.

6.2 Material Adverse Effect; Reports; Financial Statements; Filings.

(a) Seller will promptly notify Company (i) of any event of which Seller obtains knowledge which may have a Material Adverse Effect; (ii) in the event Seller determines that it is possible that the conditions to the performance of Company set forth in Sections 8.1 and 8.2 may not be satisfied; or (iii) any event, development or circumstance other than the transactions contemplated by this Agreement that, to the best knowledge of Seller, will or, with the passage of time or the giving of notice or both, is reasonably expected to result in the loss to Seller of the services of any Executive Officer of Seller.

(b) Seller will furnish to Company, as provided in Section 11.12 of this Agreement, as soon as practicable, and in any event within five (5) Business Days after it is prepared or becomes available to Seller, (i) a copy of any report submitted to the board of directors of Seller and access to the working papers related thereto and copies of other operating or financial reports prepared for management of any of its businesses and access to the working papers related thereto provided, however, that Seller need not furnish Company any privileged communications of or memoranda prepared by its legal counsel in connection with the transactions contemplated by, and the rights and obligations of Seller under this Agreement; (ii) quarterly unaudited consolidated balance sheets and statements of operations, and changes in stockholders’ equity for Seller; (iii) monthly unaudited consolidated balance sheets and statements of operations for Seller; (iv) as soon as available, all letters and communications sent by Seller to its stockholders and all reports filed by Seller with the DFI, FDIC and any other Person; and (v) such other reports as Company may reasonably request relating to Seller.

(c) Each of the financial statements delivered pursuant to subsection (b) shall be (i) prepared in accordance with GAAP on a basis consistent with that of the Financial Statements of Seller, except that such financial statements may omit statements of cash flows and footnote disclosures required by GAAP; and (ii) accompanied by a certificate of the chief financial officer to the effect that such financial statements fairly present the financial condition and results of operations of Seller for the period covered, and reflect all adjustments (which consist only of normal recurring adjustments) necessary for a fair presentation.

6.3 Conduct of Business.

(a) Between the date hereof and the Effective Time, except as contemplated by this Agreement, and subject to requirements of law and regulation generally applicable to banks, Seller shall not, without prior written Consent of Company (which Consent shall not be unreasonably withheld and which Consent [except with respect to subparagraph (29) of this Section 6.3(a)] shall be deemed granted if within five (5) Business Days of Company’s receipt of written notice of a request for prior written Consent, written notice of objection is not received by Seller):

(1) amend, modify, terminate or fail to renew or preserve its material Permits;

(2) amend or modify in any material respect, or, except as they may expire in accordance with their terms, terminate any Seller Scheduled Contract or any other material contract or agreement to which Seller is a party, or materially default in the performance of any of its obligations under any such contract or agreement;

(3) enter into any agreement or contract that would be required to be included as a Seller Scheduled Contract;

(4) terminate or unilaterally fail to renew any existing insurance coverage or bonds;

(5) make any loan or other extension of credit, or enter into any commitment to make any loan or other extension of credit to any director, officer, employee or shareholder holding 5% or more of the outstanding shares of Seller Stock except for any loan, extension of credit or commitment made after the date hereof not exceeding $50,000, to any such person; provided, however, that the aggregate of all loans, extensions of credit or commitments made after the date hereof to any such person shall not exceed $100,000;

(6) grant any general or uniform increase in the rate of pay to any employee or employee benefit or profit sharing plan or increase the salary, bonus or employee benefits of any non-exempt employee or agent except in the ordinary course of business and consistent with past practice or established practices; or pay any severance or similar payment to any Person, other than payment of the Change in Control Amounts pursuant to the terms of the Change in Control Agreements;

(7) grant any promotion or any increase in the rate of pay to any employee or pursuant to any profit sharing plan or increase in any employee benefits or pay any bonus (except as contemplated by Section 9.1(d), severance or similar payment to any employee except in the ordinary course of business and consistent with past practice or established practices or pay any severance or similar payment to any Person, other than payment of the Change in Control Amounts pursuant to the terms of the Change in Control Agreements;

(8) sell, transfer, mortgage, encumber or otherwise dispose of any assets or release or waive any claim, except in the ordinary course of business and consistent with past practice or as required by any existing contract or for ordinary repairs, renewals or replacements or as contemplated in this Agreement;

(9) except for the exercise of Seller Stock Options outstanding on the date hereof, issue, sell, or grant any Equity Securities of Seller, any Award, any other securities (including long term debt), or any rights, options or securities to acquire any stock of Seller Stock, or any Equity Securities of Seller, or any other securities (including long term debt) of Seller;

(10) declare, issue or pay any dividend or other distribution of assets, whether consisting of money, other personal property, real property or other things of value, to the stockholders of Seller, or split, combine or reclassify any shares of its capital stock or other Equity Securities;

(11) purchase, redeem or otherwise acquire any Equity Securities, or other securities of Seller or any rights, options, or securities to acquire any Equity Securities of Seller;

(12) amend or modify its Charter Documents;

(13) make its credit underwriting policies, standards or practices relating to the making of loans and other extensions of credit, or commitments to make loans and other extensions of credit, less stringent than those in effect as of the date hereof;

(14) make any capital expenditures, or commitments with respect thereto, in excess of $25,000;

(15) other than payment of the Change in Control Amounts pursuant to the terms of the Change in Control Agreements, make extraordinary payments to any Person other than as contemplated, or as disclosed, in this Agreement;

(16) make any investment by purchase of stock or securities (including an Investment Security), contributions to capital, property transfers or otherwise in any other Person, except for federal funds or obligations of the United States Treasury, or in the ordinary course of business and consistent with past or established practices;

(17) compromise or otherwise settle or adjust any assertion or claim of a deficiency in taxes (or interest thereon or penalties in connection therewith); file any appeal from an asserted deficiency except in a form previously approved by Company in writing; file or amend any United States federal, foreign, state or local tax return without Company’s prior written approval, which approval shall not be unreasonably withheld; or make any tax election or change any method or period of accounting unless required by GAAP or applicable law;

(18) enter into or consent to any new employment agreement or other Benefit Arrangement, or amend or modify any employment agreement or other Seller Benefit Arrangement in effect on the date of this Agreement to which Seller is a party or bound;

(19) grant any Person a power of attorney or similar authority except in accordance with a written policy previously disclosed to Company;

(20) agree or make any commitment to take any actions prohibited by this Section 6.3;

(21) change any of Seller’s basic policies and practices with respect to liquidity management and cash flow planning, marketing, deposit origination, lending, budgeting, profit and tax planning, personnel practices or any other material aspect of Seller’s business or operations, except such changes as may be required in the opinion of management to respond to economic or market conditions or as may be required by any Governmental Entity;

(22) take any action which would or is reasonably likely to (i) adversely affect the ability to obtain any necessary approval of any Governmental Entity required for the transactions contemplated hereby; (ii) adversely affect Seller’s ability to perform their covenants and agreements under this Agreement; or (iii) result in any of the conditions as set forth in Article 8 herein not being satisfied;

(23) reclassify any Investment Security from hold-to-maturity or available for sale to trading;

(24) sell any Investment Security prior to maturity, except in the ordinary course of business;

(25) knowingly take or cause to be taken any action which would disqualify the Bank Merger as a “reorganization” within the meaning of Section 368 of the Code;

(26) settle any claim, action or proceeding involving any material liability for monetary damages or enter into any settlement agreement containing material obligations;

(27) make, acquire a participation in, or reacquire an interest in a participation sold of, any loan that is not in compliance with its normal credit underwriting standards, policies and procedures as in effect as of the date of this Agreement; or renew, extend the maturity of, or alter any of the material terms of any such loan for a period of greater than six months;

(28) incur any indebtedness for borrowed money or assume, guaranty, endorse or otherwise as an accommodation become responsible for the obligations of any other Person, except for (i) in connection with banking transactions with banking customers in the ordinary course of business, or (ii) short-term borrowings (30 days or less) made at prevailing market rates and terms;

(29) grant, renew or commit to grant or renew any extension of credit if such extension of credit, together with all other credit then outstanding to the same Person and all Affiliated Persons, would exceed $250,000 on an unsecured basis or $500,000 on a secured basis. Consent shall be deemed granted if within three (3) Business Days of written notice delivered to Company Bank’s Chief Credit Officer, written notice of objection is not received by Seller (for purposes of this subparagraph, written notice shall include notice by email); and

(30) except as required by applicable Rule or the DFI or the FDIC, (i) implement or adopt any material change in its interest rate and other risk management policies, procedures or practices, (ii) fail to follow its or its Subsidiary’s existing policies or practices with respect to managing its exposure to interest rate and other risk or (iii) fail to use commercially reasonable efforts to avoid any material increase in Seller’s aggregate exposure to interest rate risk.

(b) Between the date hereof and the Effective Time, Seller shall:

(1) duly observe and conform in all material respects to all lawful requirements applicable Seller’s business and conduct Seller’s business in the ordinary course in substantially the manner heretofore conducted and in accordance with sound banking practice;

(2) use its reasonable best efforts to maintain its assets and properties in good condition and repair, normal wear and tear excepted;

(3) promptly upon learning of such information, advise Company in writing of any event or any other transaction within its knowledge whereby any Person or Related Group of Persons acquires, directly or indirectly, record or beneficial ownership or control (as defined in Rule 13d-3 promulgated by the SEC under the Exchange Act) of five percent (5%) or more of the outstanding Seller Stock prior to the record date fixed for the Seller Stockholders’ Meeting or any adjourned meeting thereof to approve this Agreement and the transaction contemplated herein;

(4) promptly notify Company regarding receipt from any tax authority of any notification of the commencement of an audit, any request to extend the statute of limitations, any statutory notice of deficiency, any revenue agent’s report, any notice of proposed assessment, or any other similar notification of potential adjustments to the tax liabilities of Seller, or any actual or threatened collection enforcement activity by any tax authority with respect to tax liabilities of Seller; and

(5) maintain an allowance for loan and lease losses consistent with practices and methodology as in effect on the date of the execution of this Agreement, and shall not, notwithstanding any recoveries received with respect to loans previously charged off, reduce the allowance for loan and lease losses below the amount in effect on the date of the execution of this Agreement.

6.4 Certain Loans and Other Extensions of Seller. Seller will promptly inform Company of the amounts and categories of any loans, leases or other extensions of credit that have been classified by any Governmental Entity or by any internal or external loan reviewer of Seller as “Watch List,” “Substandard,” “Doubtful,” “Loss” or any comparable classification. Seller will furnish to Company, as soon as practicable, and in any event within 10 days after the end of each calendar month, schedules including a listing of the following:

(a) classified credits, showing with respect to each such credit in amount equal to or exceeding $25,000, the classification category, credit type, and office, and with respect to all other such credits, by credit type and office, the aggregate dollar amount;

(b) nonaccrual credits, showing with respect to each such credit in amount equal to or exceeding $25,000, the credit type and office, and with respect to all other such credits, by credit type and office, the aggregate dollar amount;

(c) accrual exception credits that are delinquent 90 or more days and have not been placed on nonaccrual status, showing with respect to each such credit in amount equal to or exceeding $25,000, the credit type and office, and with respect to all other such credits, by credit type and office, the aggregate dollar amount;

(d) delinquent credits showing with respect to each such credit in amount equal to or exceeding $25,000, the credit type, office and an aging schedule broken down into 30-59, 60-89, 90 + day categories, and with respect to all other such credits, by credit type, office and by aging category, the aggregate dollar amount;

(e) loan and lease participations, stating, with respect to each, whether it is purchased or sold, the loan or lease type, and the office;

(f) loans or leases (including any commitments) by Seller to any director, officer, or employee of Seller, or any shareholder holding 5% or more of the capital stock of Seller, including with respect to each such loan or lease, the identity and, to the best knowledge of Seller, the relation of the borrower to Seller, the loan or lease type and the outstanding and undrawn amounts;

(g) letters of credit, showing with respect to each letter of credit in an amount equal to or exceeding $25,000, the credit type and office, and showing with respect to all other such letters of credit, by credit type and office, the aggregate dollar amount;

(h) loans or leases charged off during the previous month, showing with respect to each such loan or lease, the credit type and office;

(i) loans or leases written down during the previous month, including with respect to each the original amount, the write-off amount, credit type and office;

(j) other real estate or assets owned, stating with respect to each its credit type;

(k) a reconciliation of the allowance for loan and lease losses, identifying specifically the amount and sources of all additions and reductions to the allowance (which may be by reference to specific portions of another schedule furnished pursuant to this Section 6.4 and, in the case of unallocated adjustments, shall disclose the methodology and calculations through which the amount of such adjustment was determined);

(l) extensions of credit whether unsecured or secured in amount equal to or exceeding $100,000, originated on or after the date of the schedule previously provided to Company (or if it is the first such schedule, the date of this Agreement) and before the date of the schedule in which reported, showing with respect to each, the credit type and the office; and

(m) renewals or extensions of maturity of outstanding extensions of credit whether unsecured or secured in amount equal to or exceeding $100,000, showing with respect to each, the credit type and the office.

6.5 Disclosure Letter. Promptly in the case of material matters, and not less than monthly in the case of all other matters, Seller shall amend or supplement the Seller Disclosure Letter provided for herein pertaining to Seller as necessary so that the information contained therein accurately reflects the then current status of Seller and shall transmit copies of such amendments or supplements to Company in accordance with Section 11.12 of this Agreement. Such update of the Seller Disclosure Letter shall not in any way affect the representations and warranties set forth in Article 4.

6.6 [Intentionally Left Blank]

6.7 Consents and Approvals.

(a) Seller will cooperate with Company in the preparation of all filings, applications, notices and requests for waiver for Consents necessary or desirable for the consummation of the transactions contemplated in this Agreement. Seller’s cooperation hereunder shall include, but not be limited to, providing all information concerning Seller and its stockholders as may be required for such filings, applications, notices and requests for Consents and signing, to the extent required, all such filings, applications, notices and requests.

(b) To the extent that a Third Party Consent with respect to any contract, agreement, license, franchise, lease, commitment, arrangement, Permit or release that is material to the business of Seller or that is contemplated in this Agreement is required in connection with the transactions contemplated in this Agreement, Seller shall obtain such Consent prior to the Effective Time.

6.8 Preservation of Employment Relations Prior to Effective Time. Seller will use its reasonable best efforts consistent with current employment practices and policies to maintain the services of the officers and employees of Seller through the Effective Time.

6.9 Compliance with Rules. Seller shall comply with the requirements of all applicable Rules, the noncompliance with which would have a Material Adverse Effect.

6.10 Seller Benefit Arrangements. Except as provided in Section 6.16 or otherwise provided herein, Seller Benefit Arrangements will remain in effect until the time provided in Section 9.1(b) for continuing employees to participate in Company Benefit Arrangements. The Parties acknowledge and agree that the survival of Seller Benefit Arrangements after the Effective Date is simply a matter of convenience and such continuation is not intended to create any rights in, or obligations to, any Person in connection with these benefits after the time provided in Section 9.1(b).

6.11 Plan of Bank Merger. As soon as practicable, Seller shall cause Seller Bank to execute the Plan of Bank Merger. Seller shall vote all shares of Seller Bank stock which it owns in favor of the Bank Merger and related matters.

6.12 No Shop. Seller shall not, on or before the earlier of the Effective Time or the date of termination of this Agreement, initiate, solicit or encourage (including by way of furnishing information or assistance), or take any other action to facilitate, any inquiries or the making of any proposal which constitutes, or may reasonably be expected to lead to any Competing Transaction (as such term is defined below), or negotiate with any Person in furtherance of such inquiries or to obtain a Competing Transaction, or agree to or endorse any Competing Transaction, or authorize any of its officers, directors or employees or any investment banker, financial advisor, attorney, accountant or any other representative retained by it or any of its Affiliates to take any such action, and Seller shall promptly notify Company (orally and in writing) of all of the relevant details relating to all inquiries and proposals which they may receive relating to any of such matters. For purposes of this Agreement, “Competing Transaction” shall mean any of the following involving Seller: any merger, consolidation, share exchange or other business combination; a sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets representing twenty-five percent (25%) or more of the assets of Seller; a sale of shares of capital stock (or securities convertible or exchangeable into or otherwise evidencing, or any agreement or instrument evidencing, the right to acquire capital stock) or other Equity Security, representing twenty-five percent (25%) or more of the voting power of Seller; a tender offer or exchange offer for at least twenty-five percent (25%) of the outstanding shares of Seller Stock; a solicitation of proxies in opposition to approval of the Merger by Seller stockholders; or a public announcement by another Person (besides the Company) of an unsolicited bona fide proposal, plan, or intention to do any of the foregoing. Notwithstanding any other provision in this Section 6.12 or elsewhere in this Agreement, nothing shall prevent Seller from (i) engaging in any discussions or negotiations with, or providing any information to, any Person in response to an unsolicited bona fide written proposal concerning a Competing Transaction by such Person or (ii) recommending such an unsolicited bona fide written proposal concerning a Competing Transaction to the holders of Seller Stock if and only if, prior to participating in any of the foregoing, (A) the board of directors of Seller concludes in good faith that the Competing Transaction is reasonably likely to be consummated in accordance with its terms, taking into account all legal, financial and regulatory aspects of the proposal and the Person making the proposal, and, if consummated, would result in a transaction more favorable to holders of Seller Stock from a financial point of view than the transaction contemplated by this Agreement; (B) the board of directors of Seller determines in good faith, taking into consideration the written advice of outside counsel, that participating in any such action is necessary or advisable for it to act in a manner not inconsistent with its fiduciary duties under applicable law; and (C) at least 48 hours prior to providing any information or data to any Person or entering into discussion or negotiations with any Person, the board of directors of Seller notifies Company of such inquiries, proposals or offers received by, any information requested from, or any such discussion or negotiations sought to be initiated or continued with Seller and thereafter shall keep Company informed, on a current basis, of the status and terms of any such proposals or offers and the status of any discussions or negotiations.

6.13 Affiliates. Within thirty (30) days of the execution of this Agreement, (a) Seller shall deliver to Company a letter identifying all persons who are then “affiliates” of Seller for purposes of Rule 145 under the Securities Act and (b) Seller shall advise the persons identified in such letter of the resale restrictions imposed by applicable securities laws and shall use reasonable efforts to obtain from each person identified in such letter a written agreement substantially in the form attached hereto as Exhibit E. Seller shall use reasonable efforts to obtain from any person who becomes an affiliate of Seller after Seller’s delivery of the letter referred to above, and on or prior to the date of the Seller Stockholders’ Meeting to approve this Agreement, a written agreement substantially in the form attached as Exhibit E hereto as soon as practicable after obtaining such status.

6.14 Access to Operations. Within thirty (30) Business Days prior to the Effective Day, Seller shall afford to Company and its authorized agents and representatives, access, during normal business hours, to the operations, books, and other information relating to Seller for the sole purpose of assuring an orderly transition of operations, including any data processing conversion, in the Merger. Company shall give reasonable notice for access to Seller, and the date and time of such access will then be mutually agreed to by Company and Seller. Company’s access shall be conducted in a manner which does not unreasonably interfere with Seller’s normal operations, customers and employee relations and which does not interfere with the ability of Seller to consummate the transactions contemplated by this Agreement.

6.15 Access to Employees. Company shall have the right, but not the obligation, within thirty (30) Business Days prior to the Effective Day, to provide training to employees of Seller who will become employees of Company. Such training shall be at the expense of Company and shall be conducted during normal business hours, or, if the foregoing is not possible, after business hours at a location reasonably requested by Company. At the request of Company, Company shall compensate employees, in accordance with Seller’s customary policies and practices, for the employee’s time being trained by Company. Seller shall cooperate with Company to make such employees available for such training prior to Closing. Training shall not exceed 40 hours per employee. All travel and other reimbursable expense incurred by the employee for training are Company’s responsibility. Nothing in this Section is intended, nor shall it be construed, to confer any rights or benefits upon any persons other than Company or Seller.

6.16 Stock Options. Prior to the Effective Time, Seller shall (a) use its best efforts to cause each holder of Seller Stock Options, as listed in its Disclosure Letter, who has not exercised their option and who will not receive a substitute stock option pursuant to Section 9.2, to enter into an agreement providing for the cancellation and termination of any unexercised options prior to the Effective Time in exchange for the consideration set forth in Section 2.8 and (b) take all actions necessary to terminate the Seller Stock Option Plan, such termination to be effective at the Effective Time. Each holder of such canceled Seller Stock Option shall acknowledge that upon payment of such amount set forth in Section 2.8, no further liability shall accrue to Seller or any successor thereto.

ARTICLE 7

FURTHER COVENANTS OF COMPANY AND SELLER

7.1 Stockholder Meetings; S-4 and Proxy Statement.

(a) Seller will promptly take action necessary in accordance with applicable law and its Charter Documents to convene a meeting of its stockholders (the “Seller Stockholders’ Meeting”) to be held as soon as practicable, for the purpose of voting on this Agreement and the Merger. In connection with the Seller Stockholders’ Meeting, (i) the board of directors of Seller shall, subject to the Board’s fiduciary duties, recommend stockholder approval of the Merger, this Agreement and related matters; and (ii) Seller shall use its reasonable best efforts to obtain such stockholder approval by the largest possible percentage. The board of directors of Seller shall not, in a manner adverse to Company, (x) withdraw, modify or qualify, or propose to withdraw, modify or qualify, such recommendation, (y) take any action or make any statement in connection with the Seller Stockholders’ Meeting inconsistent with such recommendation or (z) recommend any Competing Transaction (as defined in Section 6.12) (any action referred to in clause (x), (y) or (z) being a “Change in Recommendation”). Notwithstanding the foregoing, the board of directors of Seller shall be permitted to take the actions described in clauses (x) through (z) above if Seller has complied in all material respects with Section 6.12.

(b) Company will promptly take action necessary in accordance with applicable law and its Charter Documents to convene a meeting of its stockholders (the “Company Stockholders’ Meeting”) to be held as soon as practicable, for the purpose of voting on this Agreement and the Merger. In connection with the Company Stockholders’ Meeting, (i) the board of directors of Company shall, subject to the Board’s fiduciary duties, recommend stockholder approval of the

Merger, this Agreement and related matters; and (ii) Company shall use its reasonable best efforts to obtain such stockholder approval by the largest possible percentage.

(c) As promptly as practicable, Company and Seller shall cooperate with each other and exercise their best efforts to prepare and file with the SEC the S-4, in which the Proxy Statement will be included as a prospectus. The Parties hereto agree to provide the information necessary for inclusion in the Proxy Statement and S-4 and further agree that the information provided by each Party shall be the sole responsibility of that Party. Each of the parties will use its respective best efforts to have the S-4 declared effective under the Securities Act as promptly as practicable after it is filed. Company shall pay all third party costs (except Seller’s legal and accounting fees) associated with the preparation and filing of the S-4, including the filing fees with the SEC and Blue Sky regulators as well as the costs of printing and mailing the Proxy Statement. At the time the S-4 becomes effective, the S-4 will comply in all material respects with the provisions of the Securities Act and the published rules and regulations thereunder, and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not false or misleading, and at the time of mailing thereof to the Seller’s stockholders, at the time of the Seller Stockholders’ Meeting and at the Effective Time, the prospectus included as part of the S-4, as amended or supplemented by any amendment or supplement filed by Company, will not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not false or misleading.

(d) After the date of the filing of the S-4 with the SEC, each of the Parties agrees promptly to notify the other of and to correct any information furnished by such Party that shall have become false or misleading in any material respect and to cooperate with the other to take all steps necessary to file with the SEC and have declared effective or cleared by the SEC any amendment or supplement to the S-4 so as to correct such information and to cause the Proxy Statement as so corrected to be disseminated to the stockholders of Seller and Company to the extent required by applicable Rules. All documents that the Parties file with the SEC or any other Governmental Entity in connection with this Agreement will comply as to form in all material respects with the provisions of applicable Rules.

(e) Company shall take all required action with appropriate Governmental Entities under state securities or blue sky laws in connection with the issuance of Company Stock pursuant to this Agreement.

7.2 Filings. Each of the Parties agree that through the Effective Time, each of its reports, registration statements and other filings required to be filed with any applicable Governmental Entity will comply in all material respects with the applicable Rules enforced or promulgated by the Governmental Entity with which it will be filed and none will contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Any financial statement contained in any such report, registration statement or other filing that is intended to represent the financial position of the entities or entity to which it relates will fairly present the financial position of such entities or entity and will be prepared in accordance with GAAP consistently applied during the periods involved.

7.3 Applications. No later than thirty (30) days following the execution of this Agreement, Company will promptly prepare and file, or cause to be prepared and filed, any applications or notices to bank regulatory agencies (not including the SEC) necessary to consummate the transactions contemplated hereby. Company shall afford Seller a reasonable opportunity to review all such applications and all amendments and supplements thereto before the filing thereof as well as all correspondence and comment letters relating to such applications. The Parties covenant and agree that the S-4 and the Proxy Statement and all applications to the appropriate Governmental Entities for approval or Consent to the transactions contemplated hereby, with respect to information relating to it, will comply in all material respects with the provisions of applicable law. Company will use its best efforts to obtain all required regulatory approvals or Consents and Seller shall cooperate with Company and Bank in such efforts.

7.4 Further Assurances. Company and Seller agree that from time to time, whether before, at or after the Effective Time, they will execute and deliver such further instruments of conveyance and transfer and to take such other action as may be reasonable or necessary to consummate the Merger and the transactions contemplated in this Agreement. Company and Seller agree to take such further action as may reasonably be requested to facilitate consummation of the transactions contemplated in this Agreement and that are not inconsistent with the other provisions of this Agreement.

7.5 Listing of Company Stock. Company shall take all reasonable steps to have the shares of Company Stock to be issued in the Merger listed on the Nasdaq National Market as of the Effective Date or as soon thereafter as is practicable.

7.6 Establishment of Accruals. If requested by Company, on the business day immediately prior to the Effective Time, Seller shall, consistent with GAAP, establish such additional accruals and reserves as may be necessary to conform its accounting and credit loss reserve practices and methods to those of Company (as such practices and methods are to be applied to Seller from and after the Effective Time) and reflect Company’s plans with respect to the conduct of Seller’s business following the Merger and to provide for the costs and expenses relating to the consummation by Seller of the transactions contemplated by this Agreement. The establishment of such accrual and reserves shall not, in and of itself, constitute a breach of any representation or warranty of Seller contained in the Agreement or be deemed to have a Material Adverse Effect.

ARTICLE 8

CONDITIONS TO THE PARTIES’ OBLIGATIONS TO CLOSE

8.1 Conditions to Each Party’s Obligations to Close. The respective obligations of Company and Seller to consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction or waiver at or prior to the Effective Time of each of the following conditions:

(a) The Agreement and the transactions contemplated hereby shall have received all requisite approvals of the stockholders of Seller and of Company.

(b) No judgment, decree, injunction, order or proceeding shall be outstanding or threatened by any Governmental Entity which prohibits or restricts the effectuation of, or threatens to invalidate or set aside, either the Merger or the Bank Merger substantially in the forms contemplated by this Agreement, unless counsel to the Party against whom such action or proceeding was instituted or threatened renders to the other Parties hereto a favorable opinion that such judgment, decree, injunction, order or proceeding is without merit.

(c) On or before February 28, 2007, (i) the Parties shall have received any required Consent from the FRB, the DFI and, at or prior to the Effective Time, this Agreement and the transactions contemplated hereby shall have been approved by any other Governmental Entity whose Consent is required for consummation of the transactions contemplated in this Agreement and in each case either unconditionally or without the imposition of conditions or limitations that are applicable to any Party or would become applicable to Company or the Surviving Company after the Merger that Company reasonably and in good faith concludes would a Material Adverse Effect on any Party or otherwise would be materially burdensome to any Party and all such Consents shall be in effect at the Effective Time, which Consents shall permit the Merger and Bank Merger and permit the Surviving Company to acquire and conduct all direct and indirect activities as previously conducted by Seller, at or prior to the Effective Time, and all required waiting periods shall have expired.

(d) No Rule shall be outstanding or threatened by any Governmental Entity which prohibits or materially restricts the consummation of, or threatens to invalidate or set aside, either the Merger or the Bank Merger substantially in the forms contemplated by this Agreement or which would not permit the businesses presently carried on by Seller and Company to continue materially unimpaired following the Effective Time, unless counsel to the Party or Parties against whom such action or proceeding was instituted or threatened renders to the other Party or Parties hereto a favorable opinion that such Rule is without merit and counsel to the other Party concurs with such opinion.

(e) All Third Party Consents necessary to permit the Parties to consummate the transactions contemplated in the Agreement shall have been obtained prior to the Effective Time, unless the failure to obtain any such Third Party Consent would not have a Material Adverse Effect.

(f) The S-4 shall have been declared effective by the SEC and shall not be the subject of any stop order or proceedings seeking or threatening a stop order. Company shall have received all state securities or “Blue Sky” permits and other authorizations necessary to issue the Company Stock to consummate the Merger.

(g) Seller and Company shall have received from Santoro, Driggs, Walch, Kearney, Johnson & Thompson an opinion reasonably satisfactory to each of them to the effect that neither the Merger nor the Bank Merger shall result in the recognition of gain or loss for federal income tax purposes to Seller, Company, Company Bank or Seller Bank, nor shall the issuance of Company Stock result in the recognition of gain or loss by the holders of Seller Stock who receive such stock in connection with the Merger, and that such holders will be entitled to carryover the basis of their Seller Stock and tack holding periods relating thereto. Such opinion shall be dated prior to the date the Proxy Statement is first mailed to the stockholders of Seller and Company and such opinion shall not have been withdrawn or modified in any material respect.

8.2 Additional Conditions to Obligations of Company to Close. The obligations of Company to consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction or waiver at or prior to the Effective Time of each of the following conditions:

(a) All actions necessary to authorize the execution, delivery and performance of this Agreement, the consummation of the Merger, and the consummation of the transactions contemplated by this Agreement shall have been duly and validly taken by the board of directors and stockholders of Seller.

(b) The representations and warranties of Seller contained in Article 4 of this Agreement shall have been true and correct (i) on the date of this Agreement; and (ii) at and as of the Effective Time as though all such representations and warranties had been made on and as of the Effective Time, except with respect to representations and warranties that, by their terms, speak as of a different time; and Company shall have received a certificate to that effect dated the Effective Time and executed on behalf of Seller by its chief executive officer and chief financial officer. For purposes of this paragraph, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be true and correct in all material respects, either individually or in the aggregate, and without giving effect to any materiality, material adverse effect or similar qualifications set forth in such representations and warranties, will have or would reasonably be expected to have a Material

Adverse Effect or prevent, materially delay or materially impair the ability of Seller to consummate the transactions contemplated by this Agreement.

(c) Each of the covenants and agreements of Seller contained in this Agreement to be performed at or before the Effective Time shall have been so performed in all material respects; and Company shall have received a certificate to that effect dated the Effective Time and executed by the chief executive officer and chief financial officer of Seller.

(d) During the period from the date of this Agreement to the Effective Time, no event shall have occurred or circumstance arisen that, individually or taken together with all other facts, circumstances or events, has had or could reasonably be expected to have a Seller Material Adverse Effect, whether or not such event, change or effect is reflected in Seller’s Disclosure Letter to this Agreement, as amended or supplemented, after the date of this Agreement; and Company shall have received a certificate to that effect dated the Effective Time and signed by the chief executive officer and chief financial officer of Seller.

(e) Concurrently with the execution of this Agreement, Company shall have received executed versions of Directors’ Agreements and Voting Agreements from the persons identified in Section 2.6.

(f) Within 30 days of the execution of this Agreement, Company shall have received from each person named in the letter or otherwise referred to in Section 6.13 of this Agreement an executed copy of Exhibit E.

(g) Company shall have received satisfactory evidence that the Seller Stock Option Plan has been treated as provided in Section 6.16 of this Agreement.

(h) Company shall have received the written resignation of each director of Seller dated as of the Effective Date.

(i) Company and Barry Hulin, President and Chief Executive Officer of Seller shall have entered into a mutually acceptable employment agreement substantially in the form attached hereto as Exhibit F.

(j) [Intentionally Left Blank]

(k) Based upon the final bills or estimates of such final bills, Seller shall have paid all Professional Fees in full prior to the Effective Time, and Company shall have received written evidence from Seller to such effect prior to the Effective Time; provided, that the aggregate amount of such Professional Fees shall in no event exceed $1,750,000 (exclusive of reasonable costs incurred or advanced by its advisors). In no event, shall Company be liable for any such Professional Fees or for any amounts payable to Seller’s advisors. “Professional Fees” means all fees and expenses of all attorneys, accountants, investment bankers and other advisors and agents for the Seller for services rendered in connection with the transactions contemplated by this Agreement.

8.3 Additional Conditions to Obligations of Seller to Close. The obligations of Seller to consummate the Merger and the other transactions contemplated herein are subject to the satisfaction or waiver, at or prior to the Effective Time, of each of the following conditions:

(a) All actions necessary to authorize the execution, delivery and performance of this Agreement, consummation of the Merger and the consummation of the transactions contemplated by this Agreement shall have been duly and validly taken by the respective boards of directors and stockholders of Company.

(b) The representations and warranties of Company contained in Article 3 of this Agreement shall be true and correct (i) on the date of this Agreement; and (ii) at and as of the Effective Time as though all such representations and warranties had been made at and as of such time, except with respect to representations and warranties that, by their terms, speak as of a different time; and Seller shall have received a certificate to that effect dated the Effective Time and executed on behalf of Company by its chief executive officer and chief financial officer. For purposes of this paragraph, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be true and correct in all material respects, either individually or in the aggregate, and without giving effect to any materiality, material adverse effect or similar qualifications set forth in such representations and warranties, will have or would reasonably be expected to have a Material Adverse Effect or prevent, materially delay or materially impair the ability of Company to consummate the transactions contemplated by this Agreement.

(c) The covenants and agreements of Company to be performed at or before the Effective Time shall have been duly performed in all material respects; and Seller shall have received one or more certificates to that effect dated the Effective Time and executed by the chief executive officer and chief financial officer of Company.

(d) During the period from the date of this Agreement to the Effective Time, no event shall have occurred or circumstance arisen that, individually or taken together with all other facts, circumstances or events, has had or could reasonably be expected to have a Company Material Adverse Effect, whether or not such event, change or effect is reflected in Company’s Disclosure Letters to this Agreement, as amended or supplemented, after the date of this Agreement; and Seller shall have received a certificate to that effect dated the Effective Time and signed by the chief executive officer and chief financial officer of Company.

ARTICLE 9

EMPLOYEE BENEFITS

9.1 Employee Benefits.

(a) Following the Effective Time, certain employees of Seller will have the opportunity to continue their at-will employment with Company Bank if and to the extent that mutually suitable job opportunities are available with Company Bank at the former offices of Seller Bank or another office of Company Bank. Company will cause to be made offers of employment to such employees as soon as practicable after the execution of this Agreement; provided, however, that nothing herein contained shall be deemed to change any employee’s at-will status nor to create a contract of employment with any such employee.

(b) Upon the later to occur of (i) December 31, 2006 or (ii) as soon as possible after the Effective Time, Company shall make available to all continuing employees of Seller an opportunity to participate in the Company Benefit Arrangements on the same basis as other similarly situated employees of Company or Company Bank. Except in connection with equity compensation plans, each of these employees will be credited for eligibility, participation and vesting purposes (provided that no more than the maximum days of sick leave provided in the Company’ sick leave program may be carried over), with such employee’s respective years of past service with Seller (or other prior service so credited by Seller) as though they had been employees of Company.

(c) After the Closing, Company expects to convert or merge Seller’s 401(k) plan into or with another tax-qualified plan, such as the Company’s 401(k) plan, in a manner that will not cause adverse tax consequences for Seller’s participants.

(d) Notwithstanding anything to the contrary contained herein, (i) the annual bonus for Seller’s President and Chief Executive Officer shall be calculated as of September 30, 2006, consistent with Seller’s past practice (i.e. based on core earnings and without deduction for any Professional Fees or additional expenses incurred in connection with the merger) and shall be paid on October 15, 2006, and (ii) Seller may continue to accrue amounts in its employee bonus plan consistent with Seller’s past practice, and bonuses payable under such plan shall be paid on the earlier of Closing or December 15, 2006, to such employees and in such proportions as are consistent with Seller’s past practice.

9.2 Substitute Stock Options. Company shall grant, as of the Effective Time, substitute stock options to each of those Seller employees who will continue their employ with Company Bank and who has at the Effective Time an outstanding Seller Stock Option and who has not elected to receive cash or stock pursuant to Section 2.8. Each substitute stock option so granted by Company to replace a Seller Stock Option shall be 100% vested and shall be exercisable for that number of whole shares of Company Stock equal to the product of (A) the number of shares of Seller Stock that were purchasable under such Seller Stock Option immediately prior to the Effective Time multiplied by (B) the Exchange Ratio, rounded down to the nearest whole number of shares of Company Stock. Further, each substitute stock option so granted by Company to replace a Seller Stock Option shall provide for a per share exercise price which shall be equal to the quotient determined by dividing (A) the exercise price per share of Seller Stock at which such Seller Stock Option was exercisable immediately prior to the Effective Time by (B) the Exchange Ratio. Each substitute option shall have a duration equal to the remaining duration of the Seller Stock Option for which it is substituted. Any substitute option granted by the Company to replace a Seller Stock Option which is an incentive stock option will, to the extent legally permissible, be an incentive stock option. Company Stock issued pursuant to substitute options shall have been registered under the Securities Act; provided, however, the Company shall be under no obligation to file a registration statement under the Securities Act to cover resales by affiliates.

ARTICLE 10

TERMINATION OF AGREEMENT; WAIVER OF CONDITIONS

10.1 Termination of Agreement. Anything herein to the contrary notwithstanding, this Agreement and the transactions contemplated hereby including the Merger may be terminated at any time before the Effective Time, whether before or after approval by the stockholders of Seller as follows, and in no other manner:

(a) By mutual Consent of Company and Seller;

(b) By Company or Seller, (i) if any conditions set forth in Section 8.1 shall not have been met by February 28, 2007, or (ii) upon the expiration of 20 Business Days after any Governmental Entity denies or refuses to grant any approval, Consent or authorization required to be obtained in order to consummate the transaction contemplated by this Agreement unless, within said 20 Business Day period after such denial or refusal, the Parties hereto agree to resubmit the application to the Governmental Entity that has denied, or refused to grant the approval, Consent or authorization requested;

(c) By Company, if any conditions set forth in Section 8.2 shall not have been met, or by Seller, if any conditions set forth in Section 8.3 shall not have been met, by February 28, 2007, or such earlier time as it becomes apparent that such condition cannot be met;

(d) By Company, if Seller should (i) materially breach any of its representations or warranties contained herein or (ii) materially default in the observance or in the due and timely performance of any of its covenants and agreements herein contained, and in either case, such breach and/or default shall not have been fully cured within 20 Business Days from the date of delivery of written notice specifying the alleged breach and/or default;

(e) By Seller, if Company should (i) materially breach any of its representation or warranties contained herein or (ii) materially default in the observance or in the due and timely performance of any of their covenants and agreements herein contained, and in either case, such breach and/or default shall not have been fully cured within 20 Business Days from the date of delivery of written notice specifying the alleged breach and/or default;

(f) By Company, if the stockholders of Seller fail to approve this Agreement and the Merger by the requisite vote at the Seller Stockholders’ Meeting, or by Seller, if the stockholders of Company fail to approve this Agreement and the Merger by the requisite vote at the Company Stockholders’ Meeting; or

(g) By Seller, if (1) there has been a Significant Decline in the price of Company Stock, measured by the Average Closing Price, (2) such decline is not Proportionate Relative to the Nasdaq Bank Index (the “Index”), (3) Seller delivers written notice to Company of its intention to terminate this Agreement within two (2) Business Days after the end of the Company Measuring Period (a “Termination Notice”) and (4) Company does not elect to pursue a Decline Adjustment as set forth below; provided, however, that, if Company effects a stock dividend, reclassification, recapitalization, stock split, combination, exchange of shares or similar transaction after the date hereof and prior to the date on which the Average Closing Price is determined, the provisions of this Section shall be appropriately adjusted so that such event does not in and of itself trigger a termination right on behalf of Seller. For purposes hereof, the following terms have the following meanings: “Final Index” shall mean the average of the closing prices of the Index for the twenty trading-day Company Measuring Period, a “Significant Decline” shall be deemed to have occurred if the Average Closing Price is less than the product of (i) the Company Initial Price and (ii) .825, which is referred to as the “Minimum Adjustment Price”, and a decrease is not “Proportionate Relative to the Index” if the quotient obtained by dividing the Average Closing Price by the Company Initial Price is less than the quotient obtained by dividing the Final Index by the Initial Index and subtracting 0.175 from the quotient. Notwithstanding any decrease in the price of Company Stock, as set forth in this Section, Seller shall not be entitled to terminate this Agreement pursuant to this Section if Company elects, no later than the close of business on the next succeeding Business Day after the receipt of a Termination Notice, to fix the Per Share Cash Consideration at $43.13 (a “Decline Adjustment”).

10.2 Effect of Termination. In the event that this Agreement shall be terminated pursuant to Section 10.1 hereof, all further obligations of the Parties hereto under this Agreement shall terminate without further liability of any Party to another; provided, however, that no termination of this Agreement under Section 10.1 for any reason or in any manner shall release, or be construed as so releasing, any Party from its obligations under Sections 11.1, 11.9 or 11.10, hereof and notwithstanding the foregoing if such termination shall result from the willful failure of a Party to fulfill a condition to the performance of the obligations of any other Party or to perform a covenant of such Party in this Agreement, such Party shall, subject to the provision of Section 11.1, be fully liable for any and all damages, costs and expenses (including, but not limited to, reasonable attorneys’ fees sustained or incurred by the other Party in connection with negotiating and implementing the transactions contemplated in this Agreement).

10.3 Waiver of Conditions. If any of the conditions specified in Section 8.2 have not been satisfied, Company may nevertheless, at its election, proceed with the transactions contemplated in this Agreement. If any of the conditions specified in Section 8.3 have not been satisfied, Seller may nevertheless, at its election, proceed with the transactions contemplated in this Agreement. If any Party elects to proceed pursuant to the provisions hereof, the conditions that are unsatisfied immediately prior to the Effective Time shall be deemed to be satisfied, as evidence by a certificate delivered by the electing Party.

ARTICLE 11

GENERAL

11.1 Expenses/Termination_Expenses.

(a) Seller hereby agrees that if this Agreement is terminated by Company pursuant to Section 10.1(d), Seller shall promptly, and in any event within seven (7) Business Days after such termination, pay Company $500,000.

(b) Company hereby agrees that if this Agreement is terminated by Seller pursuant to Section 10.1(e), Company shall promptly, and in any event within seven (7) Business Days after such termination, pay Seller $500,000.

(c) Seller hereby agrees that if (i) (X) the board of directors of Seller fails to recommend approval of this Agreement and the Merger to the stockholders of Seller or effects a Change in Recommendation, and this Agreement and the Merger are not approved by the stockholders of Seller by the requisite vote at the Seller Stockholders’ Meeting, or (Y) a Competing Transaction is proposed between the date hereof and the time of the Seller Stockholders’ Meeting and the stockholders of Seller fail to approve this Agreement and the Merger under circumstances where the board of directors of Seller continuously maintained its favorable recommendation of this Agreement and the Merger, or (Z) this Agreement is terminated after a Competing Transaction is proposed and (ii) after the occurrence of (X), (Y) or (Z), either a definitive agreement relating to a Competing Transaction is executed by Seller, or a

Competing Transaction is consummated, within 12 months after the termination of this Agreement, then, upon the earlier to happen of the entering into of a definitive agreement for a Competing Transaction or of the consummating of the Competing Transaction, Seller shall promptly (and in no event later than two (2) Business days) pay Company a termination fee of $4,000,000, representing liquidated damages, payable by wire transfer of immediately available funds to an account specified by Company. Any payment made by Seller pursuant to Section 11.1(a) shall be credited against the amount due by Seller under this sub-section.

(d) The amounts set forth in Section 11.1(a), (b) and (c) are in the nature of liquidated damages and do not constitute a penalty. The Parties agree that it would be impracticable or extremely difficult to fix actual damages and the amounts set forth in Section 11.1(a), (b) and (c) are reasonably intended to compensate for expenses incurred in connection with the negotiation of this Agreement and any lost opportunity resulting from the pendency of the transactions contemplated by this Agreement. Upon payment of an amount by a Party pursuant to Section 11.1(a), (b) and (c), the other Party waives any and all rights to any payments, damages, amounts, costs, fees or other expenses, and agrees that it shall not bring any action, suit or proceeding of any kind to recover any amounts in connection with any breach of this Agreement. If any Party fails to promptly pay the other Party any amounts due under Section 11.1 within the time period specified therein, the defaulting Party shall pay all costs and expenses (including attorneys’ fees) incurred by the other Party from the date such amounts were required to be paid in connection with any action, including the filing of any lawsuit, taken to collect payment of such amounts, together with interest on the amount of any such unpaid amounts at the publicly announced prime rate of interest printed in The Wall Street Journal on the date such payment was required to be made.

(e) Except as otherwise provided herein and in Section 7.1, all expenses incurred by Company or Seller in connection with or related to the authorization, preparation and execution of this Agreement, the solicitation of stockholder approvals and all other matters related to the closing of the transactions contemplated hereby, including, without limitation of the generality of the foregoing, all fees and expenses of agents, representatives, counsel, and accountants employed by either of the Parties or its affiliates, shall be borne solely and entirely by the Party which has incurred the same.

11.2 Amendments. To the fullest extent permitted by law, this Agreement may be amended by agreement in writing of the Parties hereto at any time prior to the Effective Time, whether before or after approval of this Agreement by the stockholders of Seller.

11.3 Disclosure Letter; Exhibits; Integration. Each Disclosure Letter and exhibit delivered pursuant to this Agreement shall be in writing and shall constitute a part of the Agreement, although Disclosure Letters need not be attached to each copy of this Agreement. This Agreement, together with such Disclosure Letters, and exhibits constitute the entire agreement between the Parties pertaining to the subject matter hereof and supersedes all prior agreements and understanding of the Parties in connection therewith.

11.4 Best Efforts. Subject to the terms and conditions of this Agreement, each of the Parties agrees to cooperate with the other and use its reasonable best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable on its part under this Agreement or under applicable Rule to consummate and make effective the Merger, the Bank Merger and the other transactions contemplated hereby as promptly as practicable, including the satisfaction of the conditions set forth in Article 8 hereof.

11.5 Governing Law. This Agreement and the legal relations between the Parties shall be governed by and construed in accordance with the laws of Nevada except to the extent that the provisions of federal law are mandatorily applicable. The Parties hereby irrevocably submit to the jurisdiction of the courts of the State of Nevada and the federal courts of the United States of America located in the State of Nevada solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby and thereby, and hereby waive, and agree to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such documents, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the Parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such Nevada state or federal court. The Parties hereby consent to and grant any such court jurisdiction over the person of such Parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 11.12 or in such other manner as may be permitted by law, shall be valid and sufficient service thereof.

11.6 No Assignment. Neither this Agreement nor any rights, duties or obligations hereunder shall be assignable by Company or Seller, in whole or in part, without the prior written Consent of the other Party. Any attempted assignment in violation of this prohibition shall be null and void. Subject to the foregoing, all of the terms and provisions hereof shall be binding upon, and inure to the benefit of, the successors and assigns of the Parties hereto.

11.7 Headings. The descriptive headings contained in this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

11.8 Counterparts. This Agreement and any exhibit hereto may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each Party hereto and delivered to each Party hereto.

11.9 Publicity and Reports. Company and Seller shall coordinate all publicity relating to the transactions contemplated by this Agreement and no Party shall issue any press release, publicity statement or other public notice relating to this Agreement or any of the transactions contemplated hereby without obtaining the prior Consent of the other Party, except to the extent that legal counsel to any Party shall deliver a written opinion to the other Party to the effect that a particular action is required by applicable Rules.

11.10 Confidentiality. All Confidential Information disclosed heretofore or hereafter by any Party to this Agreement to any other Party to this Agreement shall be kept confidential by such other Party and shall not be used by such other Party otherwise than as herein contemplated, except to the extent that (a) it is necessary or appropriate to disclose to the DFI, the FRB, the SEC or any other Governmental Entity having jurisdiction over any of the Parties or as may be otherwise be required by Rule (any disclosure of Confidential Information to a Governmental Entity shall be accompanied by a request that such Governmental Entity preserve the confidentiality of such Confidential Information); or (b) to the extent such duty as to confidentiality is waived by the other Party. Such obligation as to confidentiality and non-use shall survive the termination of this Agreement pursuant to Article 10. In the event of such termination and on request of another Party, each Party shall use all reasonable efforts to (1) return to the other Parties all documents (and reproductions thereof) received from such other Parties that contain Confidential Information (and, in the case of reproductions, all such reproductions made by the receiving Party); and (2) destroy the originals and all copies of any analyses, computations, studies or other documents prepared for the internal use of such Party that included Confidential Information.

11.11 Specific Performance. Notwithstanding the provisions of Section 11.1 concerning liquidated damages, Seller and Company each acknowledge that, in view of the uniqueness of their respective businesses and the transactions contemplated in this Agreement, each Party would not have an adequate remedy at law for money damages in the event that this Agreement has not been performed in accordance with its terms, and therefore each Party agrees that the other shall be entitled to specific enforcement of the terms hereof in addition to any other remedy to which it may be entitled, at law or in equity.

11.12 Notices. Any notice or communication required or permitted hereunder, including, without limitation, supplemental Disclosure Letters shall be deemed to have been given if in writing and (a) delivered in person, (b) telexed, or (c) telecopied (provided that any notice given pursuant to clauses (b) and (c) is also mailed by certified or registered mail, postage prepaid), as follows:

If to Company, addressed to:

Edward M. Jamison

President & CEO

Community Bancorp

400 S. Fourth St., Suite 215

Las Vegas, NV 89101

Fax No. (702) 947-3502

With a copy addressed to:

John F. Stuart, Esq.

Reitner, Stuart & Moore

1319 Marsh Street

San Luis Obispo, CA 93401

Fax No. (805) 545-8599

If to Seller, addressed to:

Barry L. Hulin

President & CEO

Valley Bancorp

1300 S. Jones Blvd.

Las Vegas, NV 89146

Fax No. (702) 870-6419

With a copy addressed to:

Stephen M. Klein, Esq.

Graham & Dunn, PC

Pier 70 2801 Alaskan Way ~ Suite 300

Seattle, Washington 98121-1128

Fax No. (206) 340-9599

or at such other address and to the attention of such other Person as a Party may notice to the others in accordance with this Section 11.12.

11.13 Knowledge. Whenever any statement herein or in any Disclosure Letter, certificate or other document delivered to any Party pursuant to this Agreement is made “to the knowledge” or “to the best knowledge” of any Party or other Person such Party or other Person shall make such statement only after conducting an investigation reasonable under the circumstances of the subject matter thereof, and each such statement shall constitute a representation that such investigation has been conducted, provided, however, that Seller will be deemed to have “knowledge” of a particular fact or matter if any of the following persons has actual knowledge of such fact or matter or if any such person could reasonably be expected to discover or otherwise become aware of such fact or matter in the course of making a reasonably inquiry into such areas of Seller’s business that are under such individual’s general area of responsibility: Seller’s President and Chief Executive Officer; Seller’s Executive Vice President and Chief Operating Officer; Seller’s Executive Vice President and Chief Financial Officer and Seller’s Chief Lending Officer.

11.14 Severability. If any portion of this Agreement shall be deemed by a court of competent jurisdiction to be unenforceable, the remaining portions shall be valid and enforceable only if, after excluding the portion deemed to be unenforceable, the remaining terms hereof shall provide for the consummation of the transactions contemplated herein in substantially the same manner as originally set forth at the date this Agreement was executed.

11.15 Attorneys’ Fees. In the event any of the parties to this Agreement brings an action or suit against any other party by reason of any breach of any covenant, agreement, representation, warranty or other provision hereof, or any breach of any duty or obligation created hereunder by such other party, the prevailing party, as determined by the court or the body having jurisdiction, shall be entitled to have and recover of and from the losing party, as determined by the court or other party having jurisdiction, all reasonable costs and expenses incurred or sustained by such prevailing party in connection with such prevailing action, including, without limitation, legal fees and court costs (whether or not taxable as such).

11.16 Termination of Representations, Warranties and Covenants. The representations, warranties and covenants of each Party contained herein or in any certificate or other writing delivered by such party pursuant hereto or in connection herewith shall not survive the Effective Time.

WITNESS, the signature of Community Bancorp as of the 28th day of June, 2006, set by its President and Chief Executive Officer and its Secretary, pursuant to a resolution of its board of directors, acting by at least a majority:

	/s/ Edward M. Jamison		/s/ Cathy Robinson
By:	Edward M. Jamison	By:	Cathy Robinson
	President & Chief Executive Officer		Secretary

WITNESS, the signature of Valley Bancorp, as of the 28th day of June, 2006, set by its President and Chief Executive Officer and its Secretary, pursuant to a resolution of its board of directors, acting by at least a majority:

	/s/ Barry L. Hulin		/s/ Dick Holtzclaw
By:	Barry L. Hulin	By:	Dick Holtzclaw
	President & Chief Executive Officer		Secretary